UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
PRICESMART, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT FOR 2024

ANNUAL MEETING OF STOCKHOLDERS

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 8:30 a.m. C.S.T. on Thursday, February 1, 2024. The Annual Meeting will be held via live audio webcast on the internet. You will be able to participate, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PSMT2024. You will not be able to attend the Annual Meeting physically. The Annual Meeting will be held for the following purposes:

1.

To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following eleven persons:

Sherry S. Bahrambeygui	Beatriz V. Infante	David N. Price	John D. Thelan
Jeffrey Fisher	Leon C. Janks	Robert E. Price	Edgar Zurcher
Gordon H. Hanson	Patricia Márquez	David R. Snyder

2.	To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2023;

3.	To approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation;

4.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the limitation of liability of officers of the Company as permitted pursuant to a recent amendment to the General Corporation Laws of Delaware (“DGCL”);

5.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2024; and

6.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 4, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the date of the Annual Meeting at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California 92121. During the Annual Meeting, any stockholder attending the Annual Meeting may access a list of the stockholders entitled to vote at the Annual Meeting at www.virtualshareholdermeeting.com/PSMT2024.

Accompanying this Notice is a proxy or voting instructions card. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting via the webcast.

BY ORDER OF THE BOARD OF DIRECTORS

Francisco J. Velasco

Secretary

San Diego, California

December 19, 2023

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

February 1, 2024

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting proxies for use at the Annual Meeting of Stockholders of the Company to be held on February 1, 2024 (the “Annual Meeting”), and at any adjournments thereof. The Annual Meeting will be a virtual meeting via live audio webcast on the internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PSMT2024 and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive. For further information about the Annual Meeting, please see “Important Information about the Annual Meeting and Voting” beginning on page 3.

This Proxy Statement will be first sent to stockholders on or about December 19, 2023. You can submit your proxy by mail or you may provide voting instructions for your shares by telephone or via the internet. Instructions for voting by telephone, by using the internet or by mail are described on the enclosed proxy card. If you plan to attend the virtual Annual Meeting and wish to vote your shares personally, you may do so. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes selected by the Board of Directors in the event a nominee or nominees are unable to serve or decline to do so; for the approval, on an advisory basis, of the compensation of the Company’s executive officers for fiscal year 2023; for the approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation; for the approval of a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of officers; and for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2024. As to any other business that may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting by executing a later proxy or by attending the virtual Annual Meeting and voting at the meeting.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send, or cause to be sent, proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121.

Voting

Stockholders of record at the close of business on December 4, 2023 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

As of the Record Date, 30,516,876 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by proxy or at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	1

Because directors are elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, the eleven director nominees who receive the greatest number of votes cast will be elected directors.

The non-binding advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2024 require the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting. The vote to approve an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company for damages due to breach of fiduciary duty of care requires the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date.

With regard to the non-binding advisory vote on the frequency with which the compensation of our executive officers will be subject to an advisory stockholder vote, the frequency (every one, two or three years) receiving the largest number of votes, even if not a majority, will be considered the preference of our stockholders. The Board of Directors recommends that stockholders vote for a frequency of every one year for the advisory vote regarding the compensation of our executive officers. However, because this vote is advisory and not binding on us in any way, we may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the preference expressed by our stockholders.

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the election inspector that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (referred to as “Proposal 1”), the say-on-pay proposal (referred to as “Proposal 2”), the say-on-frequency proposal (referred to as “Proposal 3”) and the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of officers (referred to as “Proposal 4”) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1, 2, 3 and 4. For your vote to be counted on the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024 (referred to as “Proposal 5”) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 5.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent shares present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2. Broker non-votes, however, do not represent shares present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2. In the case of Proposal No. 3, the non-binding advisory vote on the frequency with which the compensation of our executive officers will be subject to an advisory stockholder vote, the frequency (every one, two or three years) receiving the largest number of votes, even if not a majority, will be considered the preference of our stockholders. Neither abstentions nor broker non-votes will have any effect. The amendment of the Amended and Restated Certificate of Incorporation requires the approval of a majority of the outstanding shares of Common Stock. As a result, abstentions and broker non-votes will have the same effect as votes “against” Proposal 4.

2	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Important Information about the Annual Meeting and Voting

Why Is the Company Soliciting My Proxy?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting to be held at 8:30 a.m. C.S.T. on Thursday, February 1, 2024. The Annual Meeting will be held via live audio webcast on the internet. You will be able to participate, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PSMT2024. You will not be able to attend the Annual Meeting physically. This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the internet or have sent you this Proxy Statement, the Notice of Annual Meeting of Stockholders, the proxy or voting instructions card and a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2023 because you owned shares of PriceSmart, Inc. Common Stock on the Record Date. This Proxy Statement will be first sent to stockholders on or about December 19, 2023.

Why are you holding a Virtual Annual Meeting?

We believe that a virtual Annual Meeting provides expanded stockholder access and participation and improved communications.

How Do I Vote?

Whether you plan to attend the Annual Meeting virtually or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy, or your “proxies,” will vote your shares in the manner you indicate. For example, you may specify whether your shares: should be voted for or withheld for each nominee for director; should be voted for, against or abstained with respect to the approval, on an advisory basis, of compensation of the Company’s named executive officers; should be voted for one year, two years, three years or abstain with respect to the approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation; should be voted for, against or abstained with respect to the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of officers; and should be voted for, against or abstained with respect to the ratification of the appointment of the Company’s independent registered public accountant, as disclosed in this Proxy Statement. Voting by proxy will not affect your right to attend the Annual Meeting virtually. If your shares are registered directly in your name through our transfer agent, or you have stock certificates registered in your name, you may submit a proxy to vote:

•	By internet or by telephone. Follow the instructions attached to the proxy or voting instructions card to submit a proxy to vote by internet or telephone.

•

By mail. If you received one or more proxy cards by mail, you can vote by mail by completing, signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•

At the virtual meeting. You may vote your shares electronically through the portal at the Annual Meeting (if you satisfy the admission requirements, as described below). Even if you plan to attend the Annual Meeting virtually, we encourage you to vote in advance by telephone, through the internet or by mail so that your vote will be counted in the event you later decide not to attend.

The Annual Meeting will be a virtual meeting of stockholders conducted via a live audio webcast that provides stockholders the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to vote your shares electronically at the Annual Meeting. To attend and submit your questions during the Annual Meeting, please visit www.virtualshareholdermeeting.com/PSMT2024. To participate and vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability or on your proxy card. Beneficial stockholders who do not have a

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	3

Important Information About the Annual Meeting and Voting

(continued)

control number may gain access to and vote at the meeting by logging in to their broker, brokerage firm, bank or other nominee’s website and selecting the stockholder communications mailbox to access the meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee. If you encounter any difficulties accessing the Annual Meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

What happens if there are technical difficulties during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

Is Voting Confidential?

We will keep all the Proxies, ballots and voting tabulations private. We only let our Inspector of Election examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or otherwise provide.

Attending the Annual Meeting

This year, the Annual Meeting will be held in a virtual meeting format only. To attend the Annual Meeting, go to www.virtualshareholdermeeting.com/PSMT2024 shortly before the meeting time, and follow the instructions for downloading the webcast. You need not attend the Annual Meeting to vote.

4	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Proposal 1   Election of Directors

Based on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors of the Company has nominated and recommends for election as directors the eleven persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Each of the nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement and to serving as a director if elected. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed proxy card will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy card will be exercised by the proxy holders to vote the shares represented by the proxies for one or more substitute nominees selected by the present Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required.

Nominations Process

Identification and Evaluation of Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service, as set forth in the section below entitled “Director Qualifications,” and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective.

If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth below in “Director Qualifications.” The Nominating/Corporate Governance Committee generally consults with other members of the Board of Directors and may seek input from management, independent counsel, industry experts or advisors that the Nominating/Corporate Governance Committee believes to be desirable and appropriate. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of any candidates who are identified. Final candidates are interviewed by the members of the Nominating/Corporate Governance Committee. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

Pursuant to the Nominating/Corporate Governance Committee Charter, stockholders of the Company who have held shares of the Company’s Common Stock for at least one year and who hold a minimum of 1% of the Company’s outstanding shares of Common Stock may suggest a candidate for director by writing to the Secretary of the Company. In order to be considered, the recommendation for a candidate must include the following written information: (1) a detailed resume of the recommended candidate; (2) an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Board of Directors; (3) such other information that would be required by the rules of the SEC to be included in a proxy statement; (4) the written consent of the recommended candidate; (5) a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and (6) proof of the recommending stockholder’s stock holdings in the Company. In addition, we may require any candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of such candidate to serve as an independent director in accordance with the Company’s Corporate Governance Guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such candidate. In order to give the Nominating/Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in the Company’s proxy statement for the annual meeting to be held in 2025, the recommendation should be received by the Secretary of the

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	5

Proposal 1   Election of Directors (continued)

Company at the Company’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to February 1, 2025, the one-year anniversary of the 2024 Annual Meeting. In the event that the Company receives director candidate recommendations from stockholders, those recommendations are evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. The Company does not intend to treat stockholder recommendations in any manner different from other recommendations.

Director Qualifications

In evaluating director nominees, the Nominating/Corporate Governance Committee considers, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic or professional expertise in one or more aspects of the Company’s current or planned operations; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

Our Corporate Governance Guidelines require all director nominees to be less than 80 years of age upon election to the Board and to retire from the Board upon reaching the age of 80; provided, however that if a director reaches the age of 80 during his or her one-year term, he or she may continue to serve until the conclusion of that one year term. Robert Price turned 80 in August 2022. After considering Mr. Price’s historic and ongoing contributions to the Board and the Company, the Board of Directors has waived the application of the age limit to Mr. Price.

While the Company does not have a specific policy regarding board diversity, in connection with its evaluation of director nominees, the Nominating/Corporate Governance Committee also considers diversity of expertise and experience in substantive matters pertaining to our business relative to other members of the Board of Directors. The Nominating/Corporate Governance Committee also considers diversity of background (including diversity of gender, race and ethnicity) and life experience. The Board of Directors and Nominating/Corporate Governance Committee are committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected. The Nominating/Corporate Governance Committee’s objective is to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

The Board of Directors does not believe that directors should expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee considers the director’s participation in and contributions to the activities of the Board of Directors, the results of the most recent Board evaluation and meeting attendance, among other factors.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee also believes it is appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors be independent as required under the Nasdaq Stock Market listing standards applicable to the Company. Directors’ performance and qualifications are reviewed annually by the Nominating/Corporate Governance Committee.

6	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Proposal 1   Election of Directors (continued)

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s public website at investors.pricesmart.com.

Director Skills and Board Diversity Matrix

The Nominating/Corporate Governance Committee and Board regularly review the skills and experiences relevant to our Board. Depending on the current composition of the Board and Board committees and expected future turnover on our Board, the Nominating/Corporate Governance Committee generally seeks director candidates with experience, skills, or background in one or more of the following areas:

•

Retail Experience — experience as an officer or director of, or advisor to, one or more retail companies with an understanding of financial, operational and strategic issues facing large retail companies

•	Technology or eCommerce Experience — experience relevant to the development and uses of technology as well as eCommerce, omni-channel and digital businesses

•	Global or International Business Experience — experience at multinational companies or in international markets

•	Marketing or Brand Management Experience — experience in consumer marketing or brand management, especially on a global basis

•	Senior Leadership Experience — experience serving in relevant senior leadership positions managing governance, strategy, development, human capital management, workforce development and execution

•	Regulatory, Legal or Risk Management Experience — experience with public policy, legal and regulatory matters, and risk management

•	Finance, Accounting or Financial Reporting Experience — experience with finance, accounting, financial reporting and/or audit processes

•	Cybersecurity — experience in the development of technology and processes that protect the storage of information and maintain confidentiality

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	7

Proposal 1   Election of Directors (continued)

The chart below identifies the skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

Name	Retail Experience	Technology or eCommerce Experience	Global or International Business Experience	Marketing or Brand Management Experience	Senior Leadership Experience	Regulatory, Legal or Risk Management Experience	Finance, Accounting or Financial Reporting Experience	Cybersecurity
Robert E. Price	✓		✓	✓	✓	✓	✓
Sherry S. Bahrambeygui	✓	✓	✓	✓	✓	✓	✓
Jeffrey Fisher					✓	✓	✓
Gordon H. Hanson			✓
Beatriz V. Infante	✓	✓	✓		✓		✓	✓
Leon C. Janks	✓		✓	✓	✓	✓	✓
Patricia Márquez			✓		✓
David N. Price	✓	✓	✓	✓	✓
David R. Snyder	✓		✓		✓	✓	✓
John D. Thelan	✓	✓	✓		✓	✓
Edgar Zurcher	✓		✓	✓	✓	✓	✓

In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix (As of November 30, 2023)
Total Number of Directors	11

	Female	Male

Part I: Gender Identity
Directors	3	5
Did Not Disclose Gender Identity	3

Part II: Demographic Background
Hispanic or Latinx	2	1
White	1	4
Two or More Races or Ethnicities	2
Did Not Disclose Demographic Background	3
Directors with Disabilities: None Directors who Identify as Middle Eastern: 1

8	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Proposal 1   Election of Directors (continued)

Independent Directors

The Company’s Board of Directors has determined that the following nominees for director are “independent” under the Nasdaq Stock Market listing standards applicable to the Company: Jeffrey Fisher, Gordon Hanson, Beatriz Infante, Leon Janks, Patricia Márquez, David R. Snyder, John D. Thelan and Edgar Zurcher.

Information Regarding Nominees

The table below indicates the name, current position with the Company and age as of November 30, 2023 of each nominee for director.

Name	Position	Age
Robert E. Price	Interim Chief Executive Officer and Chairman	81
David R. Snyder	Vice Chairman and Lead Independent Director	74
Sherry S. Bahrambeygui	Director	59
Jeffrey Fisher	Director	65
Gordon H. Hanson	Director	59
Beatriz V. Infante	Director	69
Leon C. Janks	Director	74
Patricia Márquez	Director	58
David N. Price	Chief Transformation Officer and Director	34
John D. Thelan	Director	75
Edgar Zurcher	Director	72

Robert E. Price has served as Interim Chief Executive Officer since February 2023 and has been Chairman of the Board of Directors of the Company since its spin-off from Price Enterprises, Inc. in 1997. He served as Executive Chairman from October 2018 to February 2020. Mr. Price has served as Chief Executive Officer and President of the Company at various times during the Company’s history, including as Chief Executive Officer from April 2006 until July 2010. Mr. Price was a founder of The Price Company, which operated the Price Club, and served as its Chief Executive Officer and a member of its board of directors from the time of The Price Company’s founding in 1976 until The Price Company’s merger with Costco Wholesale Corp. in 1993. Mr. Price was Chairman of the Board of Price/Costco, Inc. from October 1993 until December 1994 and Chairman of Price Enterprises from July 1994 until September 1997. Mr. Price currently serves as a Manager of The Price Group, LLC and as Chairman of the Board Directors and President of Price Philanthropies Foundation and the Allison and Robert Price Family Foundation. Price Philanthropies is a private family foundation that supports charitable activities in the Company’s markets and San Diego, California. Mr. Price is David N. Price’s father. Mr. Price is also President of the Aaron Price Fellows Foundation, the sponsor of the Aaron Price Fellows Program. Mr. Price’s 47 years of experience in the warehouse club merchandising business as well as his extensive knowledge of the Company’s business, history and culture, support the Board of Directors’ conclusion that he should serve as a director of the Company.

David R. Snyder has served as Lead Independent Director of the Company since May 2023, Vice Chairman of the Board of Directors since February 2022 and as a director since February 2021. Mr. Snyder has served as a senior counsel at Pillsbury Winthrop Shaw Pittman LLP since 2018 and previously served as a partner from 1993 until 2017 in the firm’s Corporate and Securities practice. During 25 years as a partner, Mr. Snyder also served as Pillsbury’s executive vice-chair for two years and on the firm’s managing board for 15 years. Mr. Snyder has been a practicing attorney for over 40 years, focusing on corporate finance, and has significant experience representing public companies. Mr. Snyder holds a law degree from Cornell University and a bachelor of arts from Michigan State University. Mr. Snyder is NACD Directorship Certified®. Mr. Snyder’s background in

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	9

Proposal 1   Election of Directors (continued)

legal matters and his significant experience with public companies contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Sherry S. Bahrambeygui has been a director of the Company since November 2011 and served as Vice Chair of the Board from October 2016 to October 2017. Ms. Bahrambeygui served as Chief Executive Officer of the Company from January 2019 to February 2023 and as interim Chief Executive Officer from November 2018 to January 2019. Prior to her tenure as Chief Executive Officer, she served as the President and Managing Member of The Price Group, LLC, a private investment and management company, from 2007 to 2018. Before joining the Price Group, Ms. Bahrambeygui had a 15-year legal career as a litigator specializing in the health care, life sciences, consumer & retail, and real estate industries. She was the founding partner of Hosey & Bahrambeygui, LLP, a leading boutique civil litigation practice, from 1999 to 2007. In addition to her board service at the Company, Ms. Bahrambeygui has significant experience in corporate governance as a board member, trustee and attorney for numerous public, private and non-profit companies and boards. Ms. Bahrambeygui’s extensive international business, governance and leadership experience, strategic decision-making and ability to lead the Company through digital transformation and e-commerce expansion contribute to the Board of Directors’ conclusion that she should serve as director of the Company.

Jeffrey Fisher has been a director of the Company since November 2019. Since 2011, Mr. Fisher has served as the Chief Financial Officer and member of The Price Group, LLC, a private investment and management company. He also has been Chief Financial Officer and a director of Price Philanthropies Foundation, a private family foundation working to transform the lives of youth and families through grant making and youth programs, since May 2019. In addition, since January 2022, Mr. Fisher has served as CFO of the PriceSmart Foundation, a California nonprofit public benefit corporation which serves as the philanthropic partner for the Company, providing grants to nongovernmental organizations focused on youth development, economic development and community and environmental resilience in PriceSmart countries. He is also Chief Financial Officer of Aaron Price Fellows Foundation, La Jolla Fay, LLC, IvanFay, LLC, and RARSD, LLC. From 2004 to 2021, Mr. Fisher served as the Chief Financial Officer of PS Ivanhoe, LLC, a private real estate holding company. From January 2004 through December 2004, Mr. Fisher served as Chief Financial Officer of Price Legacy Corporation, a publicly traded Real Estate Investment Trust with approximately $1.2 billion in real estate assets. From October 2000 until joining Price Legacy, Mr. Fisher served as Chief Financial Officer of National Retail Partners, LLC, a private real estate company which owned and operated approximately $2.0 billion in real estate assets. From August 1993 to September 2000, Mr. Fisher served in various financial capacities of Burnham Pacific Properties, Inc., a publicly traded Real Estate Investment Trust. Prior to joining Burnham Pacific Properties, Mr. Fisher was a senior manager at Deloitte & Touche LLP, having started with them in 1983. Mr. Fisher is a certified public accountant. Mr. Fisher brings over 43 years of finance, accounting and investment experience, with an emphasis on real estate finance, and specific experience with public companies. Mr. Fisher’s extensive experience with finance and real estate matters, his experience as an executive of publicly traded companies and his accounting background contributed to the Board of Directors’ conclusion that he should serve as a director of the Company.

Gordon H. Hanson has been a director of the Company since April 2014. Mr. Hanson has been a tenured member of the faculty at the Harvard Kennedy School of Harvard University since January 2020. From 2001 through 2019, he was a tenured member of the economics faculty at the University of California, San Diego. From 1998 to 2001, he was a tenured member of management faculty at the University of Michigan, and from 1992 to 1998, he was on the economics faculty of the University of Texas. From 2009 until 2014, he served as a director of the Washington Office on Latin America, a non-profit organization working to promote civic advancement in the region, chairing their development committee. Mr. Hanson’s extensive background in the analysis of the economies of Latin America, including over 30 years of experience in consulting for international financial organizations, contribute to the Board of Directors’ conclusion that he should serve as director of the Company.

Beatriz V. Infante has been a director of the Company since January 2018. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE

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Proposal 1   Election of Directors (continued)

Corporation, from 2006 until its acquisition by Voxeo Corporation in 2008 she was the Chief Executive Officer and a director of VoiceObjects Inc., and from April 2000 until October 2003 she was Chief Executive Officer and President of Aspect Communications Corporation and was additionally named Chairman in February 2001. Since May 2014, she has served on the board of directors of Liquidity Services Inc., an online marketplace for retail goods and capital assets, and currently serves as its Lead Independent Director, chair of the compensation committee, and member of the audit committee. Since October 2017, she has served as director of Ribbon Communications, a cloud communications company formed from the merger of Sonus Networks and Genband, and more recently the acquisition of ECI, and is currently chair of the compensation committee and member of its audit and technology committees. From January 2010 until October 2017, she served as director and member of the compensation committee of Sonus Networks, and additionally became chair of the compensation committee in June 2017. Ms. Infante also served on the board of directors and as a member of the nominating and corporate governance committee of Ultratech, Inc. from July 2016 until its acquisition by Veeco in May 2017. From May 2012 until its acquisition by Broadcom in May 2015, she served on the board of directors and as a member of the compensation committee of Emulex Corporation, and additionally became chair of its nominating and corporate governance committee in February 2014. From 1994 to 2019, she served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 “NACD Directorship 100,” which honors the most influential boardroom leaders each year. Ms. Infante holds a bachelor of science and engineering degree in electrical engineering and computer science from Princeton University and holds a master of science degree in engineering science from California Institute of Technology. Ms. Infante’s executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and experience in digital transformation, engineering, sales and marketing, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Leon C. Janks has served as a director of the Company since July 1997. He served as Vice Chair of the Board from October 2017 to October 2018 and as Lead Director from October 2018 to February 2020. Mr. Janks served as a director of Price Enterprises from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner Emeritus. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses. Mr. Janks is a certified public accountant. Mr. Janks’ experience, his significant accounting, financial and tax expertise which qualify him as an audit committee financial expert and his many years of service to the Company as a member of the Board of Directors contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Patricia Márquez has served as a director of the Company since February 2021. Dr. Márquez was the Dean of the Joan B. Kroc School of Peace Studies at the University of San Diego (“USD”) from 2014 to 2023 and also served as Associate Provost for Academic Planning and Innovation. Dr. Márquez joined the USD Knauss School of Business in 2007 teaching courses in “Business and Society,” “Global Social Entrepreneurship,” and “Business and Social Innovation.” Her research has focused on the intersection of business and social value creation, with an emphasis on poverty alleviation through market mechanisms. Prior to joining USD, Dr. Márquez was a professor of management (1995-2007) and dean (2003-2005) at IESA, a school of business in Caracas, Venezuela. Dr. Márquez has a bachelor of arts from Bowdoin College, and received her master of arts and doctor of philosophy in socio-cultural anthropology from the University of California, Berkeley. Dr. Márquez’s executive leadership, research and academic experience and recognized expertise in environmental and social responsibility matters contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

David N. Price has been a director of the Company since February 2022. Mr. Price has been an employee of the Company since July 2017, most recently as Executive Vice President and Chief Transformation Officer. He previously held the position of Executive Vice President and Chief of Staff to the Chairman of the Board and the Company’s Interim Chief Executive Officer, Robert Price, from December 2022 to July 2023. From August 2021 to December 2022, Mr. Price served the Company as Vice President for Environmental and Social Responsibility and had previously served as the Company’s Vice President for

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Proposal 1   Election of Directors (continued)

Omnichannel Initiatives and Environmental and Social Responsibility. From August 2018 to August 2020, Mr. Price was Director of Ecommerce. Mr. Price serves as President of the newly established PriceSmart Foundation, a California nonprofit corporation serving as a philanthropic partner to the Company, providing grants to nongovernmental organizations focused on youth development, economic development and community and environmental resilience in PriceSmart countries. Mr. Price also serves as Vice President of Price Philanthropies Foundation, a private family foundation working to transform the lives of youth and families through grant making and youth programs, and as Chairman of the Board of the Wildcoast Foundation, a binational nonprofit that works on coastal conservation efforts and natural solutions to climate change in Mexico and in California. In addition, Mr. Price serves on the board of the Aaron Price Fellows Foundation and serves on the Director’s Councils of The USC Price School of Public Policy and The Scripps Institution of Oceanography. Mr. Price received a Master of International Affairs from the University of California San Diego School of Global Policy and Strategy and a Bachelor of Science in Public Policy and Management from the University of Southern California. Mr. Price is Robert Price’s son. Mr. Price’s leadership in business transformation and environmental and social responsibility initiatives contribute to the Board of Directors conclusion that he should serve as a director of the Company.

John D. Thelan has been a director of the Company since February 2023. Mr. Thelan served as the Senior Vice President, Depots and Traffic for Costco Wholesale from 1992 until January 2023. During his 30 years as Senior Vice President at Costco, he oversaw the cross-dock oriented distribution network, traffic network and the ecommerce distribution network, including strategic planning, site selection, design development, material handling equipment/automation, proprietary information systems development, deployment, and enhancements, forecasting and budgeting and daily operations. Mr. Thelan has served on the Board of Visitors for Embry Riddle Aeronautical University since 2010 and the Board of Advisors for the University of Washington, Supply Chain Transportation and Logistics from 2012-2023. He has also served on the University of San Diego, School of Law Children’s Advocacy Institute since 2017. Prior to his career at Costco, Mr. Thelan served as a partner in the real estate development firm of Odmark & Thelan from 1989-1992 and partner in the law firm of Peterson, Thelan & Price, where he specialized in real estate, land use and government approvals from 1974-1989, as well as General Counsel to San Diego Metropolitan Transit Development Board and San Diego Housing Commissions. Mr. Thelan’s extensive warehouse club experience at Costco, his expertise with operations and logistics and his experience with real estate transactions contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Edgar Zurcher has been a director of the Company since October 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980, which the Company uses as counsel for certain legal matters. Mr. Zurcher is also President of PLP, S.A., as well as a director of Payless ShoeSource Holdings, Ltd. (“Payless Shoes”). PLP, S.A. owns 40% of Payless Shoes. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica and Promerica Financial Corporation, S.A. Mr. Zurcher’s background in legal matters and his significant experience in Central America business and legal affairs contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

12	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Information Regarding the Board of Directors

Board Meetings

The Company’s Board of Directors held five meetings during fiscal year 2023. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Board Leadership Structure; Lead Independent Director

The Company’s Board of Directors does not have a policy with respect to the separation of the offices of Chief Executive Officer and Board Chair. It is the Board’s view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating/Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy.

In February 2023, upon the resignation of our prior Chief Executive Officer, our Chairman, Robert Price, became Interim Chief Executive Officer. The Board believes that having Mr. Price, who has served as the Company’s Chairman since 1997, is best situated to serve as our Interim Chief Executive Officer because of his previous experience serving the Company as Chief Executive Officer and his familiarity with the Company’s business and industry.

To ensure the appropriate level of oversight continues between our independent directors and the Interim Chief Executive Officer, the Board appointed our Vice Chairman, David Snyder, as Lead Independent Director in May 2023. As Lead Independent Director, Mr. Snyder presides over all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors; calls meetings of the non-management directors, as appropriate; consults with the Chairman regarding Board meeting agendas, materials circulated to the Board and the Board’s calendar; and acts as the liaison between the independent directors and the Chairman. The Lead Independent Director also serves as the Board representative to external constituents of the Company, including stockholders.

Role of the Board of Directors in Risk Oversight

The Board of Directors oversees the Company’s risk management processes, either as a whole or through its committees. Committees of the Board of Directors review with management and the Company’s internal audit department the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage such risk exposures. The Board of Directors’ risk oversight process includes receiving reports from committees of the Board of Directors and members of senior management.

Committees of the Board

Audit Committee. The Audit Committee, which currently consists of Mr. Janks, Ms. Infante, Dr. Márquez and Mr. Snyder, held seven meetings during fiscal year 2023. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants. All committee members satisfy the Nasdaq Stock Market’s standards for “independence,” including applicable audit committee independence requirements, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at investors.pricesmart.com.

Compensation and Human Capital Committee. The Compensation and Human Capital Committee, which currently consists of Mr. Snyder, Mr. Fisher, Mr. Janks and Dr. Márquez, held ten meetings during fiscal year 2023. Each of the current members of

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Information Regarding the Board of Directors (continued)

the Compensation Committee satisfies the Nasdaq Stock Market’s standards for “independence,” including applicable compensation committee independence requirements. The Compensation Committee oversees the compensation philosophy for the Company and reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Company’s Chief Executive Officer and reviews and approves compensation for our President and Executive Vice Presidents. The Committee also administers, interprets and makes grants under the Company’s equity incentive award plans. The Compensation Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at investors.pricesmart.com.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee, which currently consists of Mr. Janks, Mr. Hanson and Mr. Snyder, held one meeting during fiscal year 2023. Each of the current members of the Nominating/Corporate Governance Committee satisfies the Nasdaq Stock Market’s standards for “independence.” The Nominating/Corporate Governance Committee considers the slate of nominees to be presented for reelection at annual meetings of stockholders. The Nominating/Corporate Governance Committee also may evaluate and recommend candidates to add expertise and fill vacancies on the Board of Directors, which vacancies may be created by the departure of any directors or the expansion of the number of members of the Board of Directors. The Nominating/Corporate Governance Committee approved the nomination of the candidates reflected in Proposal 1. The Nominating/Corporate Governance Committee also assists the Board of Directors as needed in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters. The Nominating/Corporate Governance Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at investors.pricesmart.com.

Executive Committee. The Executive Committee, which currently consists of Mr. Robert Price, Mr. Snyder, Mr. Janks and Mr. David Price, held four meetings during fiscal year 2023. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the bylaws of the Company.

Finance Committee. The Finance Committee, which currently consists of Mr. Janks, Mr. Fisher, Mr. Snyder and Mr. Thelan, held five meetings during fiscal year 2023. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Digital Transformation Committee. The Digital Transformation Committee, which currently consists of Ms. Infante, Ms. Bahrambeygui, Mr. Hanson, Mr. Janks and Mr. David Price, held four meetings during fiscal year 2023. The Digital Transformation Committee is charged with oversight of the Company’s omni-channel development and digital transformation to enhance membership and stockholder value.

Environmental and Social Responsibility Committee. The Environmental and Social Responsibility Committee, which currently consists of Dr. Márquez, Mr. Fisher, Mr. Hanson, Mr. David Price and Mr. Zurcher, held three meetings during fiscal year 2023. The Environmental and Social Responsibility Committee assists the Board in discharging its oversight responsibility related to environmental and social responsibility (“ESR”) matters, such as climate change impacts, energy and natural resources conservation, environmental and supply chain sustainability, human rights, employee health, safety and well-being, diversity and inclusion, public policy engagement, political contributions, corporate charitable and philanthropic activities and other ESR issues that are relevant and material to the Company and provides guidance to the Board and other Board committees on these matters.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board of Directors or one or more members of the Board of Directors should do so in writing in care of

14	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Information Regarding the Board of Directors (continued)

the General Counsel of the Company, at the principal office of the Company, 9740 Scranton Road, San Diego, California 92121. The General Counsel is directed to forward each communication to the director or directors of the Company for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company encourages, but does not require, the members of its Board of Directors to attend the Annual Meeting. All ten members then-serving on the Board of Directors and nominated for re-election attended the Annual Meeting of Stockholders held on February 3, 2023.

Environmental and Social Responsibility Highlights

At PriceSmart, doing business the right way is at the core of everything we do. Our values inspire us to conduct our business with integrity, respect, and passion. Our sense of accountability and our drive for continuous improvement defines us as a company that offers a good return to investors while conducting business responsibly, satisfying the needs of our members and supporting the communities we serve.

For us, doing business the right way means offering our Members a valuable experience with quality merchandise and services at affordable prices, providing our employees with good working conditions, maintaining high standards of safety and cleanliness at our clubs, treating our suppliers as partners, conducting ourselves in a socially responsible manner, respecting the environment, and complying with local laws in all of the countries in which we operate. Our commitment to our local communities includes acting as a leader with respect to important issues such as diversity, equity and inclusion, human rights, environmental sustainability, and our employees’ well-being.

PriceSmart is committed to supporting communities in the countries in which we operate both by operating our business at the highest ethical standards and by providing philanthropic support to PriceSmart communities. In 2022, to further our philanthropic impact, PriceSmart and the Price Philanthropies Foundation established the PriceSmart Foundation to serve as the philanthropic arm of our Company. The core principles of the PriceSmart Foundation are promoting youth career development, supporting economic development in under-resourced communities and funding initiatives that strengthen environmental and community resilience. Some examples of the impact that the PriceSmart Foundation made in the last fiscal year include vocational training programs focused on information technology, facility maintenance, bakery and butchery and other skills. A number of the participants were able to get on the job experience through internships at our PriceSmart clubs. In addition, the PriceSmart Foundation also supported a business accelerator program in Honduras and Guatemala for small and medium sized enterprises owned by women. During fiscal year 2023, PriceSmart continued to partner with Price Philanthropies Foundation’s Aprender y Crecer program. Aprender y Crecer receives significant funding through PriceSmart member donations at the point of sale during the holiday season’s Juntos por la Educación campaign. These member donations help fund Aprender y Crecer’s donations of school supplies and books to public primary schools in the Company’s Spanish speaking markets.

Governance

Environmental and Social Responsibility (ESR) Leadership. As a way of solidifying our commitment to corporate responsibility, we have a dedicated ESR department. This team is responsible for guiding, measuring and communicating this fundamental aspect of PriceSmart’s corporate culture and strategy into all aspects of our business. Furthermore, our Board of Directors now includes an Environmental and Social Responsibility Committee.

Anti-Bribery and Corruption. In the operation of our business, we aim to perform at the highest standards of ethical behavior and business conduct and to be part of an honest and productive economic system. We have established and implemented anti-bribery and corruption practices that seek to minimize, or eliminate, any act of corruption while conducting business on behalf of the Company.

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Information Regarding the Board of Directors (continued)

Sustainability

Direct Farm Program. We launched our Direct Farm Program in Panama in 2018 to eliminate intermediaries in sourcing of fresh produce. Under the program, we buy fresh fruits and vegetables directly from farmers who make deliveries to our produce distribution centers. From there, we supply products to our warehouse clubs. We believe this model reduces prices, improves the lives of local, small and medium-sized farmers and allows us to obtain better, fresher and safer products for our Members, while reducing the overall handling and transportation of these products. The program has been so successful that in just a few years, we expanded from Panama to Colombia, Costa Rica, the Dominican Republic and Guatemala.

Local Purchasing and Merchandising. PriceSmart considers merchandise as being sourced locally when it is purchased within Latin America and the Caribbean, irrespective of the country within that region where it is sold to Members. Approximately 50% of our sales come from merchandise sourced locally. Procurement of local merchandise not only provides for a wide selection of high-quality goods at favorable prices, but it also offers us a means of investing in, and contributing to, our local communities and economies.

Sustainable Fisheries. In 2019 PriceSmart and Price Philanthropies Foundation partnered with the Center for Marine Biodiversity and Conservation at the world-renowned Scripps Institution of Oceanography at the University of California, San Diego to undertake an assessment of seafood sourcing for our Costa Rica warehouse clubs. In 2021, PriceSmart and Price Philanthropies renewed and expanded this partnership. The expansion aims at assessing the remainder of the Company’s seafood supply chain and identifying ways for science and industry to work together toward sustainability and conservation goals.

Recycling Collection Stations. We are installing recycling collection stations open to the local community at our warehouse club locations, with five recycling centers in operation in fiscal year 2023. We partner with recycling companies that pay people for the recyclable materials they turn in at the collection centers. As a result, these centers promote sustainability, return money to PriceSmart communities and create new jobs in our markets.

Food Bank Donations. During fiscal year 2023, we continued our partnership with the Global Food Banking Network, whereby we partnered with food banks in eight of our markets. We are working to expand our food bank partnerships in the remaining markets. When food that we purchase or produce reaches its best buy date but is still safe for human consumption, we donate it to participating food banks that, in turn, support families and organizations who are food insecure in our markets of operation.

Environmental Impact

Facilities. We design and construct our buildings in compliance with both local and international regulations and with an aim to be at the forefront of sustainability. We seek to mitigate our environmental impact and build efficient facilities. For example, we have installed solar arrays in 45 of our warehouse clubs, and we use LED lighting in most applications of our buildings. We also use waste heat from our refrigeration systems to produce substantially all of our hot water needs and dehumidify our facilities.

Water Consumption and Discharge. We carefully manage both our consumption of water and the discharge of wastewater. We have installed low flow plumbing fixtures, sensor activated automatic faucets and variable speed domestic water pumping stations to optimize the amount of water that is required at any one time. We manage our wastewater with regulated and environmentally approved wastewater treatment plants in those clubs that do not have access to public treatment works. Forty-one clubs have wastewater treatment plants installed.

Product Quality and Supply Chain Transparency

Food Safety. We are committed to developing and selling safe foods that meet the highest international quality standards for our members. We have implemented programs based on an international recognized standard called SQF (Safe Quality Food) Retail Standard 8.1.

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Information Regarding the Board of Directors (continued)

Supply Chain. To better assure the quality of what PriceSmart offers, we undertake regular audits and reviews of our manufacturers, producers and packagers to verify that they apply Best Manufacturing Practices and observe social responsibility rules in their facilities. One critical aspect of the audits is to confirm that these vendors adhere to safe labor practices. All vendors must pass the audits or PriceSmart will cease doing business with them.

Human Capital

As of August 31, 2023, we had approximately 11,000 employees. Approximately 96% of our employees were employed outside of the United States, and about 1,800 employees were represented by labor unions.

Developing a Diverse Workforce Representative of Our Markets

Fundamental to our mission is the ability to attract, retain, and develop a diverse workforce representative of the countries in which we operate. We are proud to hire from the local communities where we operate, which then enhances our understanding of the legal and operating environment of each country, so we can better serve our Members. We believe we provide our employees with excellent wages, as well as comprehensive benefit programs, which generally include life and health insurance and post-employment savings plans. We also seek to identify opportunities to support local businesses and communities, with the goal of improving the quality of life in the countries where we operate.

Talent Development and Learning

Providing employees with equal opportunities for development is a key focus for PriceSmart, and we strive to provide opportunities for each team member to learn and grow. We believe a focus on talent development leads to long-serving, loyal employees, which improves efficiencies in operations, thus resulting in higher quality service to our Members. In fiscal year 2023, we held more than 2,700 corporate talent development learning sessions, which included general leadership training as well as women-specific leadership training, in addition to courses on emotional intelligence and motivating employees. In addition, we offer a robust range of courses in technical and language skills, as well as instruction in wellness and valuable “life tools” such as the principles of managing personal or household finances, raising resilient children, and how to maintain healthy boundaries and a good work-life balance.

We also seek to promote from within, allowing us to develop the leadership strengths of our employees to provide a better overall customer experience for our Members.

Engaging our team through internal events — Diversity & Inclusion.

We strive to create a work environment that fosters a sense of belonging, inclusion, growth, and engagement for all our team members. Each month we facilitate a wide range of activities in the countries in which we operate, including celebrations of birthdays and work anniversaries, volunteering, employee appreciation, health and wellness events, and recreational opportunities such as football (soccer) games and 5K runs. We also send company-wide communications to celebrate events that recognize diversity and cultural heritage and educate team members about the history and significance of these events.

The activities we facilitate do more than bring employees together. They create platforms for celebrating our diversity, enriching our experiences, and fueling our shared journey toward success. In addition to promoting knowledge sharing, they empower our employees to grow personally and professionally, fostering an inclusive environment where we celebrate unique perspectives and strengthen our organizational culture.

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Information Regarding the Board of Directors (continued)

Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth in Rule 5605(a)(2) and Rule 5605(c)(2) of the Nasdaq Stock Market’s listing standards. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at investors.pricesmart.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2023, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. EY met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board. In addition, EY discussed the accountants’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of their audit. The committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2023 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks

Beatriz V. Infante

Patricia Márquez

David R. Snyder

18	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of November 30, 2023 by (1) each of its directors and nominees for director, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Beneficially Owned
Robert E. Price(3)(4)	4,914,063	16.1%
Sherry S. Bahrambeygui(5)	98,043	*
Jeffrey Fisher(6)	34,890	*
Gordon H. Hanson(7)	4,707	*
Beatriz V. Infante(8)	7,033	*
Leon C. Janks(9)	30,893	*
Patricia Márquez(10)	3,291	*
David N. Price(11)	105,401	*
David R. Snyder(12)	4,306	*
John D. Thelan(13)	0	*
Edgar A. Zurcher(14)	5,698	*
Michael L. McCleary(15)	68,178	*
John Hildebrandt(16)	141,196	*
Francisco Velasco(17)	79,434	*
Ana Luisa Bianchi(18)	24,825	*
Nicolas Maslowski	2,670	*
All executive officers and directors as a group (17 persons)	5,679,698	18.6
BlackRock, Inc.(19) 55 East 52nd Street New York, NY 10055	4,033,469	13.2
EdgePoint Investment Group Inc.(20) 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9, Canada	3,527,521	11.6
Kayne Anderson Rudnick Investment Management LLC(21) 2000 Avenue of the Stars, Suite 1100 Los Angeles, CA 90067	2,443,169	8.0
The Vanguard Group(22) 100 Vanguard Blvd. Malvern, PA 19355	3,127,158	10.2
FMR LLC(23) 245 Summer St. Boston, MA 02210	1,583,936	5.2
Black Creek Investment Management Inc.(24) 123 Front Street West, Suite 1200 Toronto, ON <5J 2M2, Canada	1,610,005	5.3

*	Less than 1%.
(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	19

Securities Ownership of Certain Beneficial Owners and Management (continued)

(2)

Beneficial ownership of directors, executive officers and 5% or more stockholders includes shares of restricted stock subject to vesting, regardless of vesting date, and shares issuable upon vesting of restricted stock units and performance stock units that vest within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.

(3)

Mr. Price is manager of The Price Group, LLC (“The Price Group”). As such, for purposes of this table, he is deemed to beneficially own 150,511 shares of Common Stock held by The Price Group. Mr. Price is manager of RARSD, LLC (“RARSD”). As such, for purposes of this table, he is deemed to beneficially own 8,314 shares of Common Stock held by RARSD. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by The Price Group and RARSD. In addition, Mr. Price is Chairman of the Board and President of Price Philanthropies Foundation. As such, for purposes of this table, he is deemed to beneficially own 3,133,755 shares of Common Stock held by Price Philanthropies Foundation. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by Price Philanthropies Foundation. If the percentages of shares of Common Stock beneficially owned by Mr. Price were calculated without regard to the shares held by The Price Group, Price Philanthropies Foundation and RARSD, he would own 5.3% of the Common Stock.

(4)

Includes 455,065 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. Price is a trustee, 1,078,347 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. Price is a trustee, 51,305 shares of Common Stock held by trusts for the benefit of Mr. Price’s son, of which Mr. Price is a trustee, and 45,000 shares of Common Stock held by family trusts, of which Allison Price, Mr. Price’s wife, is the sole trustee.

(5)

Includes 43,728 shares owned by the Hosey Family Trust, of which Ms. Bahrambeygui is a trustee and 2,000 shares owned by Ms. Bahrambeygui’s children. Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.

(6)	Includes 29,900 shares held by the Fisher Family Trust. Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(7)	Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(8)	Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(9)	Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(10)	Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(11)	Includes 51,305 shares held by the David Price Trust and 52,388 shares of restricted Common Stock that are subject to vesting restrictions.
(12)	Includes 1,000 shares held by the Snyder Family Trust. Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(13)	Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(14)	Excludes 2,234 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(15)

Includes 55,047 shares of restricted Common Stock that are subject to vesting restrictions and excludes 3,296 shares subject to performance stock units that do not vest within 60 days after the date of this table.

(16)

Includes 130,226 shares of restricted Common Stock that are subject to vesting restrictions and excludes 5,289 shares subject to performance stock units that do not vest within 60 days after the date of this table.

(17)

Includes 61,562 shares of restricted Common Stock that are subject to vesting restrictions and excludes 3,615 shares subject to performance stock units that do not vest within 60 days after the date of this table.

(18)	Excludes 9,250 shares subject to restricted stock units and 1,952 shares subject to performance stock units that do not vest within 60 days after the date of this table.
(19)

In its Schedule 13G filed on January 23, 2023, BlackRock, Inc. stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2022, had sole voting and dispositive power over 4,033,469 of the reported shares and shared voting and dispositive power over none of the reported shares.

(20)

In its Schedule 13G filed on February 13, 2023, EdgePoint Investment Group, Inc. stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2022, had sole voting and dispositive power over 2,796,670 the reported shares and sole voting power and shared dispositive power over 389,040 of the reported shares.

(21)

In its Schedule 13G filed on February 14, 2023, Kayne Anderson Rudnick Investment Management, LLC stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2021, had sole voting power over 1,391,596 of the reported shares, shared voting power over 823,787 of the reported shares, sole dispositive power over 1,619,382 of the reported shares and shared dispositive power over 823,787 of the reported shares.

(22)

In its Schedule 13G filed on September 11, 2023, The Vanguard Group stated that it beneficially owned the number of shares of Common Stock reported in the table as of August 31, 2023, had sole voting power over none of the reported shares, shared voting power over 37,859 of the reported shares, sole dispositive power over 3,061,885 of the reported shares and shared dispositive power over 65,273 of the reported shares.

(23)

In its Schedule 13G filed on February 9, 2023, FMR LLC stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2022, had sole voting and dispositive power over 1,583,936 of the reported shares and shared voting and dispositive power over none of the reported shares.

(24)

In its Schedule 13G filed on February 8, 2023, Black Creek Investment Management Inc. stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2022, had sole voting and dispositive power over 1,610,005 of the reported shares and shared voting and dispositive power over none of the reported shares.

20	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive Officers of the Company

The executive officers of the Company and their ages as of November 30, 2023 are as follows:

Name	Position	Age
Robert E. Price	Interim Chief Executive Officer and Chairman	81
John D. Hildebrandt	President and Chief Operating Officer	65
Francisco Velasco	Executive Vice President, General Counsel, Chief Ethics & Compliance Officer and Secretary	52
Michael L. McCleary	Executive Vice President and Chief Financial Officer	58
David N. Price	Chief Transformation Officer and Director	34
Wayne Sadin	Executive Vice President — Chief Information Officer	70
Ana Luisa Bianchi	Executive Vice President — Chief Merchandising Officer	56

Robert E. Price has served as Interim Chief Executive Officer since February 2023 and has been Chairman of the Board of Directors of the Company since its spin-off from Price Enterprises, Inc. in 1997. He served as Executive Chairman from October 2018 to February 2020. Mr. Price has served as Chief Executive Officer and President of the Company at various times during the Company’s history, including as Chief Executive Officer from April 2006 until July 2010. Mr. Price was a founder of The Price Company, which operated the Price Club, and served as its Chief Executive Officer and a member of its board of directors from the time of The Price Company’s founding in 1976 until The Price Company’s merger with Costco Wholesale Corp. in 1993. Mr. Price was Chairman of the Board of Price/Costco, Inc. from October 1993 until December 1994 and Chairman of Price Enterprises from July 1994 until September 1997. Mr. Price currently serves as a Manager of The Price Group, LLC and as Chairman of the Board Directors and President of Price Philanthropies Foundation and the Allison and Robert Price Family Foundation. Price Philanthropies is a private family foundation that supports charitable activities in the Company’s markets and San Diego, California. Mr. Price is David Price’s father. Mr. Price is also President of the Aaron Price Fellows Foundation, the sponsor of the Aaron Price Fellows Program.

John D. Hildebrandt has been President and Chief Operating Officer since December 2022 after serving as Executive Vice President and Chief Operating Officer of the Company from May 2022 to December 2022. He held the position of Executive Vice President and Acting Chief Operating Officer from March 2022 to May 2022 and previously served as Executive Vice President — Operations of the Company from February 2010 to February 2022. Mr. Hildebrandt served as Executive Vice President — Central America and Trinidad Operations from March 2009 through January 2010, as Executive Vice President — Central America Operations from August 2003 until February 2009, as Executive Vice President—Caribbean and Asia Operations from July 2001 until July 2003 and as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as Price Enterprises’ Country Manager in the Philippines and Panama from 1996 until the Company was spun off from Price Enterprises in August 1997. Prior to joining Price Enterprises as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Price/Costco from 1994 through 1996, and served in various management roles for The Price Company beginning in 1979.

Francisco Velasco has been Executive Vice President, General Counsel and Secretary of the Company since July 2016 and Chief Ethics & Compliance Officer since October 2016. Prior to joining PriceSmart, Mr. Velasco served as Division Counsel Latin America for AbbVie Inc., a publicly traded global biopharmaceutical company. Previously, he held in-house legal roles at Abbott Laboratories, Hanes Brands Inc. and Sara Lee Corporation, and he began his career in private practice specializing in the Latin America region. Mr. Velasco serves as a member of the board of the PriceSmart Foundation, a California nonprofit public benefit corporation, which serves as the philanthropic partner for the Company, providing resources to organizations and institutions in the Company’s markets that support education, youth development, economic development or community resilience.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	21

Executive Officers of the Company (continued)

Mr. Velasco attended law school in Mexico, has a Masters of Law degree from Georgetown University and has an MBA degree from Duke University.

Michael L. McCleary has served as Executive Vice President and Chief Financial Officer since April 2020, after serving as Senior Vice President and Interim Chief Financial Officer from December 2019 to March 2020. He joined the Company as Vice President and Corporate Controller in 2003 and was subsequently promoted to Senior Vice President and Corporate Controller. Mr. McCleary has over 35 years of international finance, tax and accounting experience. Mr. McCleary is a Certified Public Accountant and has a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara. Prior to joining PriceSmart, Mr. McCleary worked for 14 years in various international companies based in Madrid, Spain.

David N. Price has been an employee of the Company since July 2017, most recently as Executive Vice President and Chief Transformation Officer since August 2023. He also has served as a member of the Board since February 2022. He previously held the position of Executive Vice President and Chief of Staff to the Chairman of the Board and the Company’s Interim Chief Executive Officer, Robert Price, from December 2022 to July 2023. From August 2021 to December 2022, Mr. Price served the Company as Vice President for Environmental and Social Responsibility and had previously served as the Company’s Vice President for Omnichannel Initiatives and Environmental and Social Responsibility. From August 2018 to August 2020, Mr. Price was Director of Ecommerce. Mr. Price serves as President of the newly established PriceSmart Foundation, a California nonprofit corporation serving as a philanthropic partner to the Company and providing grants to nongovernmental organizations focused on youth development, economic development, and community and environmental resilience in PriceSmart countries. Mr. Price also serves as Vice President of Price Philanthropies Foundation, a private family foundation working to transform the lives of youth and families through grant making and youth programs, and as Chairman of the Board of the Wildcoast Foundation, a binational nonprofit that works on coastal conservation efforts and natural solutions to climate change in Mexico and in California. In addition, Mr. Price serves on the board of the Aaron Price Fellows Foundation and serves on the Director’s Councils of The USC Price School of Public Policy and The Scripps Institution of Oceanography. Mr. Price received a Master of International Affairs from the University of California San Diego School of Global Policy and Strategy and a Bachelor of Science in Public Policy and Management from the University of Southern California. Mr. Price is Robert Price’s son.

Wayne Sadin has been Executive Vice President and Chief Information Officer since July 2023. Prior to joining the Company, Mr. Sadin worked as an independent IT advisor and technology analyst for more than ten years. His clients included the Company from March to June 2023, Acceleration Economy and Cloudwars from October 2018 to June 2023, Via Group Partners from September 2020 to June 2023, Wiginton Fire Systems from August 2019 to March 2020 and Orion Group Holdings from January 2019 to October 2021. Mr. Sadin serves on the Advisory Board for Via Group Partners and for Acceleration Economy, and is a member of the Institute for Excellence in Corporate Governance, the FBI’s Infragard Program, the Digital Directors Network and the National Association of Corporate Directors. Additionally, Mr. Sadin earned the QTE (Qualified Technology Expert) Director certification from the Digital Directors Institute, is NACD Directorship Certified, and holds the NACD/CERT Certificate in Cybersecurity Oversight. Mr. Sadin has a Bachelor of Science degree in Business Administration and Computer Science from Boston University and a Master of Science degree in Management Science from the University of Texas.

Ana Luisa Bianchi has been Executive Vice President — Chief Merchandising Officer since August 2018 and was Senior Vice President — Merchandising — Latin America Local from October 2016 through July 2018. From 2010 to October 2016, Ms. Bianchi was Vice President — Merchandising, overseeing the local side of the Colombia business. Ms. Bianchi previously served as regional buyer for the Central America operations from 2007 to 2010. From 2005 to 2007, Ms. Bianchi was local buyer for the Guatemala operations. In 2004, Ms. Bianchi was a consultant to PriceSmart’s St. Thomas operations. In 2003, Ms. Bianchi served as Merchandising Director for U.S. food purchases. From 1999 to 2003, Ms. Bianchi served as the food and candy buyer in the Miami corporate office. Ms. Bianchi joined PriceSmart in 1998 as a local buyer for the Guatemala operations. Ms. Bianchi studied law and received a sworn translator recognition in Guatemala.

22	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation

Compensation Discussion and Analysis

The Compensation and Human Capital Committee of our Board of Directors, which we refer herein to as our Compensation Committee, consisting entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, administer stock plans, review and approve annually all compensation decisions relating to all executive officers and provide input on our policies and strategies relating to human capital management. The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies.

Financial Highlights

The Company performed well in fiscal year 2023 . . .

$4.4 billion in total revenues	7.1% increase in comparable net merchandise sales	26.3% private-label sales as a percentage of net merchandise sales

$3.50 earnings per diluted share	$66.0 million in membership income	10.4% increase in operating income

Compensation Philosophy

Three fundamental philosophies form the basis of pay at PriceSmart:

•	First, we believe that employees should be paid fairly and competitively, as Sol Price said: “pay good wages and provide good benefits, including health insurance to employees.”

•

Second, we believe that all jobs should be rewarded based on both personal achievements within PriceSmart and overall company success, also considering function and level. Every employee plays a critical role in the overall success of PriceSmart.

•	Third, we are especially mindful that there are entry level and lower compensated employees that must be prioritized to ensure that their compensation allows for a reasonable standard of living.

We believe total compensation should include a collection of competitive plans and policies designed to reward employees for their contributions to PriceSmart’s success, including:

•	Competitive base salary;

•	Bonus opportunity;

•	Equity program;

•	Healthcare, vision, dental, life insurance and protection against temporary loss of income;

•	Retirement plans;

•	Career advancement and development; and

•	Work-balance programs – including vacation time, personal time off and flex time.

Notably, all of our employees are eligible to participate in our health plans in all of our markets, except in Costa Rica where we determined that our employees have competitive government-provided coverage.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	23

Executive and Director Compensation (continued)

Our objective is to find, develop and retain talented and engaged employees who are valued for their unique contributions to the Company and who also strengthen the team. Through our compensation plans, we strive to motivate employees to perform to the best of their competencies, abilities and skill sets. In order to retain key talent and reward high performance within our organization, we are developing a methodology to evaluate employees consistently across geographies and define job profiles within our global compensation structure, thereby setting a framework for overall promotion, succession planning and development.

The Compensation Committee believes that the Company’s compensation program must be:

1.

Fair — a compensation package that is applied consistently across the organization and is cost effective. The fairness applies to everyone on equal terms, regardless of gender, age, background, national origin, sexual orientation, gender identity and race;

2.	Flexible — a comprehensive approach designed to meet our business objectives and market demands;

3.	Competitive — offering a total compensation package that is equitable and competitive with our peer companies’ compensation practices;

4.	Performance based — sharing success through pay programs tied to personal, team (where applicable) and Company performance; and

5.	Understood — clearly communicated to explain the value and to motivate.

The Company’s Interim Chief Executive Officer and Compensation Committee believe that direct linkages of executive pay with the Company’s stock price performance encourages and rewards an owner-operator mindset among the Company’s executives and incentivizes executives to take actions that generate long-term sustainable benefits to the Company and create value for our stockholders.

Purposes and Structure of the Executive Compensation Program

The objectives of the Company’s executive compensation program are to:

•	Attract, motivate and retain superior talent;

•	Encourage and reward high performance, collaboration and accountability; and

•	Align executive pay opportunities with stockholder returns.

To achieve these objectives, the Compensation Committee evaluates the appropriate mix of cash and stock-based compensation and the appropriate weighting of performance-based and fixed compensation. In determining specific amounts and components of compensation, the Compensation Committee considers each officer’s role, position, performance, level of responsibility and skills and experience, as well as market data, as more fully described below under “Elements of Compensation.”

24	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

The following table sets forth executive compensation and governance policies and practices we have implemented to advance the objectives of our executive compensation program and to align our practices and policies with industry best practices.

Practice		PriceSmart Policy
Alignment of Compensation and Stockholder Returns	✓	A material proportion of the total target compensation opportunity of our Named Executive Officers is long-term equity incentive awards.
Stock Ownership Requirements	✓	All of our executive officers and outside directors are subject to stock ownership requirements.
Clawback Policy	✓	All of our executive officers are subject to a compensation clawback policy.
Independent Compensation Consultant	✓	The Compensation Committee engages an independent compensation consultant that reviews and advises the Compensation Committee on executive compensation. The consultant performs services solely for the Compensation Committee.
Anti-Hedging and Pledging Policy	✓	We do not allow executive officers or directors to enter into any hedging or pledging transactions relating to our common shares.
No Excise Tax Gross-Ups	✓	We do not pay excise tax gross ups under our employment agreements in the event of a change in control.
No Pension Plans or SERPs	✓	We do not sponsor any qualified or non-qualified defined benefit plans or supplemental executive retirement plans (SERPs) for our executive officers.
No Guaranteed Bonuses or Salary Increases	✓	We do not guarantee salary increases or provide guaranteed bonuses to any of our executive officers.
No Evergreen Provision in 2013 Equity Incentive Plan	✓	The 2013 Equity Incentive Plan does not provide for automatic share additions during its term.

Compensation Determination Process

The Compensation Committee reviews and approves all compensation for our executive officers. Each year the Compensation Committee relies on multiple data points to assess the competitiveness of our executive compensation program and the individual compensation of our executives. Information the Compensation Committee uses to perform this analysis includes:

•	The Company’s performance against its financial and operational goals;

•	The mix of short-term and long-term compensation in the form of cash and equity-based compensation achieved in the prior year;

•	A review of information on the competitive market, with input from the Compensation Committee’s independent consultant;

•	The anticipated level of complexity and responsibility assigned to the executives given the Company’s strategic objectives;

•	The expense to the Company of the proposed compensation for the following fiscal year relative to the Company’s budget; and

•	The dilution to stockholders from equity awards.

Use of Independent Compensation Consultant

For fiscal year 2023, the Compensation Committee retained Meridian Compensation Partners, LLC as its independent executive compensation consultant. The consultant had no other business relationship with the Company and received no payments from us other than the fees for services to the Compensation Committee. The consultant reported directly to the Compensation Committee. The Compensation Committee may replace the consultant or hire additional consultants at any time.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	25

Executive and Director Compensation (continued)

During fiscal year 2023, the scope of Meridian’s engagement included:

•	Conducting a review of competitive market information for our executive officers, including our Chief Executive Officer, for use in determining fiscal year 2023 compensation levels;

•	Reviewing and commenting, as requested by the Compensation Committee, on our executive compensation programs and opportunities; and

•	Advising the Compensation Committee regarding performance-based components of our compensation program.

Meridian made recommendations regarding compensation for our Chief Executive Officer and our other Named Executive Officers. After gathering this input and considering the preferences of the Interim CEO, who has elected not to receive compensation as a director of officer, the Compensation Committee determined the compensation of our Named Executive Officers.

The Compensation Committee believes that long-term compensation plays an important role in encouraging positive results through collaboration, aligning the compensation of the senior management team to stockholder returns and in retaining key executives.

Elements of Compensation

The compensation of our Named Executive Officers consists of base salaries, cash bonuses and long-term, equity-based incentives in the form of restricted stock awards and, prior to fiscal year 2024, performance stock units.

Adjustments to Pay Philosophy. In consultation with the Company’s Interim CEO, the Compensation Committee has shifted the weighting of elements of compensation to those that promote long-term value creation over short-term performance goals. Beginning with fiscal year 2024, the Company is decreasing annual cash incentives as a percentage of total compensation and increasing the portion of total compensation made up of equity awards. In the case of equity awards, the Compensation Committee has approved a structure where executive team members will hold restricted stock awards that vest over the subsequent five-year period, while eliminating performance stock units for fiscal year 2024. The table below compares the allocation of total compensation by component for fiscal years 2023 and 2024.

Table 1: Allocation of Total Target Compensation by Component

	% of Total Compensation (Aprox.)

			At-Risk

	Annual Salary	RSA/RSU Equity	Cash Bonus	PSU Equity
FY23 Targets	33% - 64%	11% - 36%	13% - 19%	6% - 18%
FY24 Targets	40% - 50%	40% - 50%	10%	0%

Base Salary. Base salaries for the Named Executive Officers were initially established either when they were hired into the position from outside the Company or as they were promoted to increasing levels of responsibility within the Company. Base salaries for the Named Executive Officers are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations.

The Compensation Committee annually evaluates the base salary levels of the Named Executive Officers to ensure that there is consistency within the Company based upon scope of responsibility and also to ensure that the base salaries are appropriate relative to the peer companies listed below. In establishing changes to base salaries, the Compensation Committee may consider the overall financial condition of the Company but does not make changes to executive salaries based on the achievement of any particular financial criteria.

26	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

In June 2022, the Compensation Committee compared salaries for our Named Executive Officers to similarly situated officers at the Company’s peer companies (as discussed below) and determined that some of our Named Executive Officers’ salaries were well below the 50th percentile. Having previously resolved that compensation of executives whose performance meets expectations should be slightly above the 50th percentile of the peer group, the Compensation Committee approved significant increases of certain Named Executive Officers’ base salaries to bring them at least up to the 50th percentile. The following table shows base salaries for our Named Executive Officers for fiscal years 2022 and 2023 and the percent increase year-over-year.

Named Executive Officer	Fiscal Year 2022 Base Salary		Fiscal Year 2023 Base Salary		Percent Increase
Robert E. Price[1]	N/A		$0		N/A
Sherry Bahrambeygui[2]	$1,200,000		1,500,000		25.0%
Michael L. McCleary	610,000		650,000		6.6
John Hildebrandt	650,000	[3]	850,000	[3]	30.8
Francisco Velasco	615,000		675,000		9.8
Ana Luisa Bianchi	500,000		520,000		4.0
Nicolas Maslowski[4]	400,000		600,000		50.0

[1]	Upon Ms. Bahrambeygui’s resignation as CEO in February 2023, Mr. Price became Interim CEO. Mr. Price has declined to receive compensation for his services.
[2]	Ms. Bahrambeygui resigned effective February 3, 2023.
[3]

In connection with his promotion to President and Chief Operating Officer, Mr. Hildebrandt’s base salary for fiscal year 2023 was increased from $650,000 to $850,000, effective December 9, 2022. Mr. Hildebrandt’s base salary had been increased in the prior fiscal year from $550,000 to $650,000 in connection with his promotion to Chief Operating Officer, effective May 1, 2022.

[4]	Mr. Maslowski resigned by mutual agreement effective June 15, 2023.

Base Salary Steady as a Percentage of Total Compensation in Future Periods

As noted above, the Compensation Committee plans for the portion of total compensation represented by base salary to remain approximately the same going forward, with a range of 40% to 50% of total target compensation for fiscal year 2024 compared to 33% to 64% for fiscal year 2023.

Annual Cash Incentive Awards. Each of our Named Executive Officers other than our Interim CEO participates in our annual cash incentive award program. The amount of the annual cash incentive award earned by Named Executive Officers is based on corporate performance and achievement of a pre-determined and measurable set of individual performance factors established at the beginning of the performance period. No annual cash incentive award based on corporate performance is earned if the Company does not meet the threshold performance goal.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	27

Executive and Director Compensation (continued)

Fiscal 2023 Target Bonuses

At the beginning of fiscal year 2023, the Compensation Committee set the target bonus amounts for fiscal year 2023 for each of our Named Executive Officers set forth in the following table.

Named Executive Officer	Target Bonus
Robert E. Price	N/A
Sherry Bahrambeygui	$1,800,000
Michael L. McCleary	260,000
John Hildebrandt	568,750	[1]
Francisco Velasco	270,000
Ana Luisa Bianchi	208,000
Nicolas Maslowski	240,000

[1]

In connection with his promotion to President and Chief Operating Officer, Mr. Hildebrandt’s target bonus for fiscal year 2023 was increased on a pro rata basis, with an annual target of $363,000 for the period from September 1, 2022 to December 8, 2022 and an annual target of $638,000 for the period from December 9, 2022 to August 31, 2023.

Fiscal 2023 Performance Measures

For fiscal year 2023, the Company used sales-based and operating income-based metrics for the corporate performance component of its annual incentive award program. For corporate performance up to target, the Company used percentage growth in Adjusted Total Revenues or Net Merchandise Sales on a constant currency basis (whichever grew more with respect to its target level) and achievement of specified dollar values of Adjusted Operating Income as alternative corporate performance measures, with payments being based on the greater achievement under the two measures. The Compensation Committee selected growth in Adjusted Total Revenues or Net Merchandise Sales (Constant Currency) and achievement of specified levels of Adjusted Operating Income as alternative performance measures for annual cash incentive awards up to target levels for fiscal 2023 because they believed they represent key indicators of the strength of our operating results and incentivized the participants in our annual cash incentive award program to achieve strong revenue and earnings growth. In the case of performance above target, the Compensation Committee determined that payments under incentive awards should be derived solely from an allocation between the executives and the Company (for the benefit of the Company’s stockholders) of Adjusted Operating Income above the target level so that the relative interests of the executives and the stockholders would be readily apparent. Accordingly, the Compensation Committee determined that the Chief Executive Officer and certain other executives should share an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the targeted level of $189.0 million.

At the beginning of fiscal year 2023, the Compensation Committee determined that 50% of the CEO’s annual cash incentive award should be determined based on achievement in growth in Adjusted Total Revenues or Net Merchandise Sales on a constant currency basis (whichever grew more) or achievement of specified levels of Adjusted Operating Income, in the case of payments up to 100% of target, and achievement of Adjusted Operating Income above a threshold level, in the case of over-achievement annual cash incentive award opportunity, and 50% based on individual performance factors approved by the Compensation Committee. For our other executives, the Compensation Committee determined that 80% of their annual cash incentive awards should be based on achievement in growth in Adjusted Total Revenues or Net Merchandise Sales on a constant currency basis (whichever grew more) or achievement of specified levels of Adjusted Operating Income, in the case of payments up to 100% of target, and achievement of Adjusted Operating Income above a threshold level, in the case of over-achievement annual cash incentive award opportunity, and 20% based on individual performance factors set by the Chief Executive Officer and approved by the Compensation Committee.

28	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

The tables set forth below show payout levels as a percentage of target annual cash incentive award based on achievement within three bands of growth in Adjusted Total Revenues or Net Merchandise Sales on a constant currency basis and achievement within four bands of achievement of specified levels of Adjusted Operating Income. The Company applies linear extrapolation when performance falls within a band.

Growth in Adjusted Total Revenues or Net Merchandise Sales (Dollar amounts in millions)
	Minimum Level		Upper Level			Lower Year-over-Year Increase		Upper Year-over-Year Increase

	Adjusted Total Revenues ($)	Net Merchandise Sales (Constant Currency) ($)	Adjusted Total Revenues ($)		Net Merchandise Sales (Constant Currency) ($)	Adjusted Total Revenues (%)	Net Merchandise Sales (Constant Currency) (%)	Adjusted Total Revenues (%)	Net Merchandise Sales (Constant Currency) (%)	Achievement Level (%)
Target Bonus/PSUs	$4,305	$4,220	$	N/A	$N/A	6.0%	7.0%	N/A	N/A	Max payout-100%
Prorated Bonus/PSUs	4,183	4,101		4,305	4,220	3.0%	4.0%	6.0%	7.0%	50%-100%
Prorated Bonus/PSUs	4,143	4,062		4,183	4,101	2.0%	3.0%	3.0%	4.0%	25%-50%
No Bonus/PSUs	N/A	N/A		<4,143	<4,062	N/A	N/A	<2%	<3%	No payout-0%

Achievement in Specified Levels of Adjusted Operating Income (Dollar amounts in millions)

	Lower Target ($)	Upper Target ($)		Achievement Level (%)
Overachievement for Bonus and PSUs	$189	$	N/A	100% + 15% of Adjusted Operating Income > $189
Target Bonus/PSUs	183		189	100%
Prorated Bonus/PSUs	178		183	50%-100%
Prorated Bonus/PSUs	175		178	25%-50%
No Bonus/PSUs	N/A		<175	0%

In the case of over-achievement incentives, the Compensation Committee reviewed peer company incentive awards above target to inform its determination of the appropriate allocation of the over-achievement pool. Based on that review, the Committee determined that the over-achievement pool should be distributed ratably among the CEO, our Executive Vice Presidents and certain Senior Vice Presidents who collectively comprise our “Action Task Force” or “ATF Team” based on their respective target annual cash incentive awards based on corporate performance. The over-achievement incentives were payable in cash, with no cap on over-achievement cash payouts.

“Adjusted Total Revenues” are measured as total revenues and growth in “Net Merchandise Sales (Constant Currency)” means growth in Net Merchandise Sales calculated on a constant currency basis, in each case as adjusted for certain items that we do not consider representative of our underlying operations. As used here, the term “constant-currency basis” refers to the calculation of revenues excluding the impact of foreign currency exchange rate fluctuations. We believe this measure provides a valuable means of evaluating period-to-period Net Merchandise Sales growth before the impact of foreign currency exchange issues that are outside our executive officers’ control. “Adjusted Operating Income” is measured as reported Operating Income adjusted for items that are not the result of our normal operations. For fiscal year 2023, the Compensation Committee approved full or partial add backs for the impact of separation costs associated with our Chief Executive Officer departure, less savings associated with our Interim CEO’s choosing to decline to receive compensation for his services; the write-off of certain VAT receivables following unfavorable court rulings; $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023 and $660,000 of a receivable written-off in connection with the settlement in the third quarter of fiscal year 2023 of a claim for

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Executive and Director Compensation (continued)

indemnification from the buyer of the Aeropost business; a $5.1 million adjustment representing 50% of impairment and closure costs and other unbudgeted losses associated with our Trinidad sustainable packaging plant; and a $9.2 million charge to settle minimum tax litigation in one of our markets. When calculating the amount of Adjusted Operating Income for overachievement purposes, any earned over-achievement annual cash incentives are excluded.

In our audited financial statements for the year ended August 31, 2023, Total revenues is the most directly comparable GAAP financial measure to Adjusted Total Revenues, Net Merchandise Sales is the most directly comparable GAAP financial measure to Net Warehouse Sales (Constant Currency), and Operating income is the most directly comparable GAAP financial measure to Adjusted Operating Income. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is contained in Appendix A.

Fiscal 2023 Annual Cash Incentive Awards

To calculate the amount of the annual cash incentive awards earned under the 2023 annual cash incentive award plan up to target levels, if any, we first calculated Adjusted Total Revenues, Net Warehouse Sales (Constant Currency) and Adjusted Operating Income. We then determined the highest payout level achieved under growth in Adjusted Total Revenues or Net Merchandise Sales (Constant Currency) (whichever grew more) or achievement of specified levels of Adjusted Operating Income. For fiscal year 2023, we achieved growth in Adjusted Total Revenues of 8.59% and growth in Net Merchandise Sales (Constant Currency) of 8.32% and achieved Adjusted Operating Income of $205.1 million, all of which were greater than the performance levels required for payment 100% of the portion of each executive officer’s annual cash incentive award based on corporate performance.

For fiscal year 2023, the Compensation Committee established individual performance factors for the CEO and approved individual performance factors for the other Named Executive Officers that were recommended by the CEO. The Compensation Committee then confirmed achievement of each of the individual performance factors for each Named Executive Officer against the specific, measurable targets established for each goal. The Compensation Committee determined a weighted average achievement level for each Named Executive Officer up to 100% and multiplied the portion of such Named Executive Officer’s target bonus based on achievement of individual performance factors (20% in the case of the Named Executive Officers other than our current and former CEO) by such percentage to determine the amount to be paid.

In the case of annual cash incentive award opportunities above target levels, we created an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the threshold of $189.0 million. Adjusted Operating Income for fiscal year 2023 was $205.1 million, resulting in a pool of $2.4 million. Of this amount, $1.2 million was allocable to former executives not eligible to receive over-achievement compensation and therefore was not paid. The balance of $1.2 million was allocated among the remaining members of the ATF Team based on their respective target annual cash incentive awards established at the beginning of the fiscal year.

30	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

The following table sets forth for fiscal 2023 the target annual cash incentive amount, the annual cash incentive award based on Company performance and the annual cash incentive award based on individual performance earned by each Named Executive Officer:

Named Executive Officer	Target Annual Cash Incentive Award		Company Performance up to Target	Individual Performance	Over- Achievement Cash Incentive Award	Total Annual Cash Incentive Award
Robert E. Price	N/A		N/A	N/A	N/A	N/A
Sherry Bahrambeygui	$1,800,000		$900,000	$900,000	N/A	$1,500,000	[1]
Michael L. McCleary	260,000		208,000	52,000	$123,146	383,146
John Hildebrandt	568,750	[2]	455,000	113,750	269,381	838,131
Francisco Velasco	270,000		216,000	54,000	127,882	397,882
Ana Luisa Bianchi	208,000		166,400	41,600	98,516	306,516
Nicolas Maslowski	240,000		190,000	N/A	89,991	279,991	[3]

[1]

Ms. Bahrambeygui’s Separation Agreement provided for payment of an annual cash incentive award of $1,500,000 (equal to her base salary on the date of her Separation Agreement) upon the separation date.

[2]	Pro rated between former position and new position effective December 9, 2022.
[3]

Mr. Maslowski’s Separation Agreement specified his eligibility for a bonus based on corporate, but not individual, performance, subject to the Company’s achievement of performance metrics previously established with respect to corporate performance for fiscal year 2023.

Decreasing Annual Cash Incentives as a Percentage of Total Compensation in Future Periods

As noted above, the Compensation Committee contemplates that the portion of total compensation represented by annual cash incentives will decrease going forward, at 10% total target compensation for fiscal year 2024 compared to 13% to 19% for fiscal year 2023. For fiscal year 2024, the annual cash incentive plan will use the same metrics as fiscal 2023 but with different target amounts. The fiscal year 2024 annual cash incentives will continue to be divided into two portions—company performance at 80% (which is consistent for the entire executive team) and individual performance at 20%. However, there is no opportunity for over-achievement compensation on either the financial or individual components of the annual cash incentive.

Equity Awards. We believe that equity awards for higher-level executives are consistent with the values and culture of the Company and therefore should be an integral and heavily weighted part of the overall executive compensation program. Direct linkages of executive pay with the Company’s stock price performance encourages and rewards an owner-operator mindset among the Company’s executives and incentivizes executives to take actions that generate long-term sustainable benefits to the Company. Our stock ownership guidelines — which we recently revised to increase the expected ownership for executive officers other than our Chief Executive Officer to 3x base salary — further align the interests of our executives with those of our stockholders.

PriceSmart uses equity awards of restricted stock and, prior to fiscal year 2024, performance stock units as long-term incentive vehicles because we believe:

•	equity awards and the related vesting period help attract and retain executives;

•

the value received by the recipient of an equity award is enhanced or reduced as our stock price increases or decreases; therefore, equity awards promote teamwork and collaboration and enhance the executives’ incentives to increase the stock price consistent with stockholders’ interests; and

•	equity awards help to provide a balance to the overall executive compensation program as they reward executives for increases in stockholder value over the longer term.

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Executive and Director Compensation (continued)

The Compensation Committee believes that equity awards provide the Company’s executives a competitive pay opportunity that focuses executives on maximizing stockholder value over the long term.

In determining the number of shares of restricted stock and, prior to fiscal year 2024, performance stock units to be granted to our Named Executive Officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the value of restricted stock in relation to other elements of the individual executive’s total compensation and market competitive data. All awards of restricted stock and performance stock units to our executive officers are made by the Compensation Committee.

Fiscal Year 2023 Restricted Stock and Performance Stock Unit Awards

In September 2022 (fiscal year 2023), the Compensation Committee made grants of restricted stock and performance stock units, or PSUs, to the Named Executive Officers. The grants to these Named Executive Officers consisted of approximately 2/3 restricted stock and 1/3 PSUs with a three-year vesting schedule. For our Named Executive Officers for fiscal year 2023, the number of shares underlying restricted stock awards and PSU awards at target levels are set forth below.

Named Executive Officer	Restricted Stock Awards		PSUs at Target
Robert E. Price	N/A		N/A
Sherry Bahrambeygui	71,223	[1]	34,495	[1]
Michael L. McCleary	7,271		3,635
John Hildebrandt	13,910		6,955
Francisco Velasco	8,226		4,113
Ana Luisa Bianchi	4,246		2,123
Nicolas Maslowski	10,614	[2]	5,307	[2]

[1]	Ms. Bahrambeygui’s Separation Agreement provided for vesting of 32,950 of these restricted stock awards and 14,648 of these PSUs at target. The rest were forfeited.
[2]	All of the restricted stock and PSUs awarded in September 2022 were forfeited upon Mr. Maslowski’s resignation.

For fiscal year 2023, the Compensation Committee used the same corporate performance criteria for PSUs at target levels for all executive officers as it did for cash bonuses for executive officers — achievement within three bands of growth in Adjusted Total Revenues or Net Merchandise Sales (Constant Currency) and achievement within four bands of achievement of specified levels of Adjusted Operating Income.

As noted above, for fiscal year 2023, we achieved growth in Adjusted Total Revenues of 8.59% and growth in or Net Merchandise Sales (Constant Currency) of 8.32% and achieved Adjusted Operating Income of $205.1 million, all of which were greater than the performance levels required for satisfaction of the performance criteria for 100% of each executive officer’s PSUs. Following satisfaction of performance targets, PSUs effectively become time-vested RSUs that vest over a three-year period from the date of the award.

Our Named Executive Officers recognize taxable income from restricted stock and performance stock units when and as shares vest. On each vesting date, the Company repurchases a portion of the shares vesting on such vesting date from the participant to cover the tax obligations triggered by the vesting. The Company repurchases the shares at their fair market value on the date of vesting and pays this amount directly to the taxing authorities. The Company generally receives a corresponding tax deduction for compensation expense in the year of vesting, subject to limits on the deductibility of compensation in excess of $1.0 million paid to certain executives under Internal Revenue Code Section 162(m). The amount included in the participant’s wages upon

32	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

such vesting, and, subject to Section 162(m), the amount we may deduct, is equal to the fair market value of a share of Common Stock on the date the shares vest, multiplied by the number of shares vesting.

Increasing Equity as a Percentage of Total Compensation in Future Periods

The Compensation Committee plans for the portion of total compensation represented by restricted stock to increase going forward, at 40% to 50% of total target compensation for fiscal year 2024 compared to 11% to 36% for fiscal year 2023. For fiscal year 2024, the Compensation Committee did not award performance stock units, which represented 6% to 18% of total target compensation for fiscal year 2023. In October 2023, the Compensation Committee made initial restricted stock grants that vest over five years, with amounts and vesting schedules designed such that a combination of the remaining vesting on awards made previously and vesting of the new awards result in an equal amount of stock vesting each year over the next five years. Establishing this program with equal vesting over a five-year period required significant grants in fiscal year 2024 which we do not expect to repeat in future periods. Going forward, the Compensation Committee intends to make smaller restricted stock awards that vest solely at the end of five years, such that each executive has awards with five years of future vesting at all times. In addition, the Company has increased stock ownership guidelines applicable to executives from one-times base salary to three-times base salary, as discussed below under the heading “Stock Ownership Guidelines.”

Other Benefits. PriceSmart’s Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and our medical, dental, vision, long and short-term disability and life insurance plans, in each case on the same basis as other employees. We also provide identity theft protection services for our executive officers. The Compensation Committee believes that these perquisites are no greater than competitors’ practices.

Peer Group

The Compensation Committee establishes individual executive compensation at levels the Compensation Committee believes are comparable with those of executives in other companies of similar size and stage of development operating in retail industries, taking into account our own strategic goals and our relative performance. The Compensation Committee utilized the Radford Global Compensation Database and additional competitive information provided by our former compensation consultant.

PriceSmart is the largest operator of membership warehouse clubs in Latin America and the Caribbean. We are incorporated and headquartered in the U.S., but the large majority of our retail and operational footprint is international. The Company operates in 13 different countries and territories, with differing characteristics, currencies, and tax and legal regimes, and sometimes in challenging geopolitical markets. We seek to maximize the value of PriceSmart membership to Members by operating a low-margin model focused on providing the best possible value on high-volume products, which are tailored to a large and exclusively international member base. This requires our management team to focus on purchasing, supply chain and other operational efficiencies.

There are few publicly traded companies in the U.S. that have a similar profile to PriceSmart’s in terms of operating model, customer focus and geographic footprint. The complexities of our business show up in our daily operations in navigating different local and international laws, local customs and preferences, political changes and foreign currency conversions. We are not like many traditional retailers, which is evidenced to a degree by the fact that only four public companies in the U.S. – Costco, Petco, Grocery Outlet and Edgewood Personal Care Company – name PriceSmart as a peer company in their proxies. The other most directly comparable company to PriceSmart is Costco, whose size relative to PriceSmart’s makes comparisons impractical for executive compensation purposes.

In developing a peer group for executive pay purposes, we started with a premise that a diverse set of US-based retailers and grocers would be most reflective – though not fully reflective – of our Company’s business focus and managerial complexity, as

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Executive and Director Compensation (continued)

well as the market within which we compete for executive-level talent. In April 2022, the Compensation Committee, with advice from its independent executive compensation consultant, approved an executive pay peer group made up of 21 retailers. Although each of the peer companies features at least one aspect of the Company’s business, the Compensation Committee noted that no single company identified as a peer has international operations, both brick and mortar and ecommerce sales, and a low-margin model focused on sourcing and selling products in high volumes. The Compensation Committee reviews and adjusts this peer group from time to time to ensure continuing relevance with our company size, the complexities associated with our international footprint, our mix of brick and mortar and ecommerce sales, our business strategy and our executive talent needs.

The Company’s executive pay peer group for fiscal year 2023 compensation decisions was the same as the group the Compensation Committee used for fiscal year 2022 compensation decisions. The peer group used in setting fiscal year 2023 compensation consisted of the following companies:

Abercrombie and Fitch	Five Below	Sprouts Farmers Market
Big Lots	Fossil	StitchFix
BJ’s Wholesale Club	Fresh Del Monte Produce	The Andersons
Burlington Stores	Guess?	The Chefs’ Warehouse
Chewy	Ingles Market	ULTA
Dillard’s	Mercado Libre	Village Super Market
Designer Brands f/k/a DSW	Revlon	Weis Markets

These companies were identified based on the following criteria:

•	Consumer staples and consumer durables. The Compensation Committee assigned priority to companies in the consumer staples and consumer durables sectors.

•

Comparable scale by revenue and market capitalization. At the time the Compensation Committee established the peer group, the 21 companies reported annual revenue ranging roughly from 0.5x to 2.5x PriceSmart’s trailing twelve months revenue as of March 2022 of $3.7 billion and had market capitalizations of 0.5 to 2.0x PriceSmart’s 30-day average market capitalization of $2.2 billion as of March 4, 2022.

•

Comparable companies used by proxy advisors. In identifying the peer group, the Compensation Committee took note of the criteria proxy advisors will apply when determining their “Say on Pay” recommendations.

•	Sustainable growth. The Compensation Committee assigned priority to comparable companies that demonstrated opportunities for growth in revenue and profitability without over- or under-extending.

The Compensation Committee’s prior compensation consultant, the Rewards Solutions practice at Aon plc, advised the Committee regarding composition of the Company’s peer group for fiscal year 2023 compensation decisions and provided published survey data capturing public cash and equity compensation data collected from the Radford Global Compensation Database with the following data cuts — consumer staples and durables companies between $1 billion and $10 billion in revenues and market capitalization between $1 billion and $9 billion. To determine market-competitive executive pay levels, Aon blended peer proxy data and broad survey data to create a competitive market composite.

For fiscal year 2023, as a part of its compensation program review process, the Compensation Committee assessed base salary, target annual cash incentive opportunity, target total cash compensation, annual long-term incentive delivery, retention analysis and the Company’s current aggregate equity usage compared to peer group and survey data. The Compensation Committee noted substantial variation between the compensation levels and pay mix of similarly situated executives, particularly when evaluating the competitiveness of the Company’s long-term incentive awards.

34	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

The Compensation Committee believes that for top executives, it is within the Company’s interest to recognize the complexities of the retail global market and the extreme and unpredictable challenges faced by the Company not typically found in developed markets. These challenges and characteristics are not fully captured by any single company listed in our peer group. These differences are considered by the Compensation Committee when evaluating the peer group and PriceSmart’s executive compensation relative to the peer group and in determining target compensation opportunities.

Compensation data for the peer group of companies and survey data are among only two of the many factors the Compensation Committee considers in setting compensation for PriceSmart’s Named Executive Officers, and actual compensation may vary based on the Compensation Committee’s review of other considerations, including the Company’s and the individual Named Executive Officer’s performance and the value to the Company of the executive’s leadership and other skills.

Severance and Change in Control Payments

We have entered into agreements that require us to make payments and/or provide benefits to our Named Executive Officers other than our Interim Chief Executive Officer under specified circumstances in the event of a termination of their employment without cause, resignation for “good reason” or our providing notice of our intent not to renew the agreement at the end of the then-current term. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary continuation and are intended to provide for a stable work environment. Our agreement with our President and Chief Operating Officer John Hildebrandt further provides that solely in the case of a termination of Mr. Hildebrandt’s employment by the Company without “cause” at a time when Robert Price is not serving as the Company’s Chief Executive Officer, the equity awards granted to Mr. Hildebrandt will, to the extent then unvested, vest in accordance with the following: (a) 100% of all service-based equity awards will vest as of the termination date; and (b) the service component of vesting of performance-based equity awards shall be deemed satisfied such that, subject to the determination of the Compensation Committee that the performance criteria for such equity awards have been satisfied, all performance-based awards shall vest at the applicable level of vesting achieved pursuant to the terms of such equity awards based on the Company’s performance upon the later of (i) the termination date and (ii) the date on which the Compensation Committee determines that such performance criteria have been met. We believe that reasonable severance benefits for our Named Executive Officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations.

We also provide for accelerated vesting of the time-based component of all equity awards for all employees in the event of a change in control as a means of reinforcing and encouraging the continued attention and dedication of our employees to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing these change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company provides severance and change-in-control benefits because they are essential to help us fulfill our objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive with those of similarly sized companies in our industry and company size and to attract and retain highly qualified individuals.

Say-on-Pay Feedback from Stockholders

At our 2023 Annual Meeting of Stockholders, we sought an advisory vote from our stockholders regarding our executive compensation program, which received 48.7% support, excluding abstentions and broker non-votes. In setting compensation for fiscal year 2024, the Compensation Committee considered the results of the advisory vote as part of its annual review of the

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Executive and Director Compensation (continued)

compensation provided to our Named Executive Officers and other executives. Among other things, the Compensation Committee noted that Institutional Shareholder Services, or ISS, and other proxy advisory firms recommended a vote against approval of our executive compensation program primarily because of objections to the separation payments we made in connection with the resignation of our former Chief Executive Officer and the uncapped nature of our over-achievement incentives. The Compensation Committee has re-evaluated the Company’s policies with respect to separation payments and intends substantially to restrict, if not eliminate, payments greater than the payments, if any, specifically required by executives’ employment agreements. In addition, for fiscal year 2024, the Compensation Committee has eliminated the concept of an over-achievement incentive pool and cash incentives are limited to 100% of target levels. Finally, for fiscal year 2024, the Compensation Committee substantially increased the portion of total executive compensation represented by equity awards and tripled the stock ownership requirements for executives other than the Chief Executive Officer from one to three times base salary. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the Company’s executive officers.

Stock Ownership Guidelines and Hedging and Pledging Prohibition

To further align executive and stockholder interests, we have adopted stock ownership guidelines for our executives and non-employee directors and increased the required ownership levels in October 2023. The guidelines require our Chief Executive Officer to hold Common Stock with a value of at least five times his or her base salary and our other executive officers to hold Common Stock with a value of at least three times their respective base salaries. The guideline for non-employee directors is five times their annual cash compensation (excluding additional fees, if any, payable for service on any Board committee). Until such time as an executive or non-employee director satisfies the minimum ownership requirement set forth herein, such executive or non-employee director is required to hold 50% of the equity awards granted by the Company on or after the date such executive or non-employee director becomes subject to these guidelines (“Covered Equity Awards”). All in-the-money vested stock options, unvested time-based restricted stock, unvested time-based restricted stock units, and performance awards for which performance criteria have been met but that remain subject to time-based vesting satisfy the stock ownership guidelines without reduction for any portion of an award that may be subject to forfeiture to satisfy tax withholding that may be triggered upon vesting. The guidelines do not restrict an executive or non-employee director’s sale of shares that he or she held prior to becoming subject to these guidelines or that the executive or non-employee director acquired in any manner other than through Covered Equity Awards; provided that an executive or non-employee director may, at his or her sole option, elect to have the Company take into account shares that he or she held prior to becoming subject to the guidelines or that he or she acquired in any manner other than through Covered Equity Awards.

After an executive or non-employee director satisfies the minimum ownership requirement as of a measurement date, he or she will be deemed to be in compliance with the stock ownership guidelines notwithstanding subsequent changes in the value of his or her shares. If an executive or non-employee director sells or otherwise disposes of any shares or receives an increase in compensation, his or her compliance will be re-evaluated at the end of the fiscal year. In addition, for purposes of determining the number of shares that may be sold in a fiscal year, an executive’s or non-employee director’s shares will be valued at the greater of the closing price on the last trading day of the last fiscal year and the closing price on the trading day prior to a proposed sale. If he or she has fallen under the required ownership level as of the end of the fiscal year, he or she can only sell 50% of any Covered Equity Awards (net of amounts required to satisfy any applicable tax obligations arising in connection with the exercise or vesting of any equity award) that vest once he or she has fallen under the required ownership level unless (i) he or she held shares prior to becoming subject to these guidelines or he or she acquired shares in any manner other than pursuant to Covered Equity Awards and (ii) he or she elects to have such shares included in the compliance calculation to permit greater sales of Covered Equity Awards. Notwithstanding the foregoing, regardless of the state of their compliance with the applicable minimum ownership requirement, executives and non-employee directors may immediately sell shares (i) acquired upon the exercise of stock options for the limited purposes of paying the exercise price of the stock option and (ii) to satisfy any applicable tax obligations arising in connection with the exercise or vesting of any equity award.

36	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

The Compensation Committee has the discretion to waive compliance with these guidelines on a case-by-case basis for any executive officer, and the Board of Directors has the discretion to waive compliance with these guidelines on a case-by-case basis for any non-employee director, who, due to his or her particular financial circumstances or other special circumstances, would incur a hardship by complying with these guidelines.

In addition to the minimum stock ownership requirements, we do not allow our executive officers or non-employee directors to enter into any hedging, pledging or monetization transactions involving our Common Stock.

Compensation Recoupment Policy

We adopted a new Compensation Recoupment (Clawback) Policy effective as of October 19, 2023. As required by Nasdaq Rule 5608, the new recoupment policy requires the “clawback” of incentive-based compensation paid to current and former executive officers when that compensation is based upon achievement of financial results that later require an accounting restatement. The new policy is a “no fault” policy and does not require any misconduct on the part of an executive officer or any of his or her subordinates in the case of a restatement. If there is a restatement and executives would have received less incentive compensation under the restated numbers than they actually received, we must seek recoupment of the excess compensation.

“Incentive-based compensation” includes any compensation granted, earned or vested based on the attainment of a financial reporting measure during any of the three fiscal years prior to the restatement. Equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures, do not constitute “incentive-based compensation” under the policy.

The new policy requires recoupment in the case of both “big R” restatements and “little r” restatements. “Big R” restatements involve the restatement and reissuance of prior period financial statements to correct an error that is material to those prior period financial statements. “Little r” restatements, by contrast, do not involve restatement and reissuance of prior period financials. They cover errors that are immaterial to prior period financial statements, but which would result in a material error in current period financial statements if not corrected.

The new policy also incorporates the terms of the “misconduct” compensation recoupment policy we adopted in 2017, which granted the Compensation Committee broad discretion to recoup certain incentive awards made to the Company’s executive officers when it determines that (1) an executive engaged in serious misconduct or failed to supervise a subordinate employee who engaged in serious misconduct which the executive knew, or was reckless in not knowing, was occurring, and (2) such misconduct resulted in a material violation of law or a written Company policy that caused significant financial or reputational harm to the Company.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our Proxy Statement.

The foregoing has been furnished by the Compensation Committee.

David R. Snyder

Jeffrey Fisher

Leon C. Janks

Patricia Márquez

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Executive and Director Compensation (continued)

Executive Compensation

Summary of Compensation

The following table sets forth the compensation for fiscal year 2023 by any person who served as our Chief Executive Officer or Chief Financial Officer during the fiscal year, the three other most highly compensated executive officers who were serving as executive officers at August 31, 2023 and one other person for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of August 31, 2023. These persons are referred to as the Company’s “Named Executive Officers” elsewhere in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert E. Price(2)
—Interim Chief Executive Officer
	2023	$—	$—	$—	$—	$—	$—
Sherry Bahrambeygui(3)
—Former Chief Executive Officer and President
	2023	642,308	—	6,237,921	—	1,714,813(4)	8,595,042
	2022	1,200,000	500,000	6,286,988	2,055,129	140,069(4)	10,182,186
	2021	1,200,000	—	3,576,958	2,692,603	80,552(4)	7,550,113
Michael L. McCleary
—Executive Vice President and Chief Financial Officer
	2023	650,000	—	639,746	383,146	39,114(5)	1,712,006
	2022	610,000	150,000	628,723	299,335	33,411(5)	1,721,469
	2021	566,500	—	250,622	292,700	27,949(5)	1,137,771
John Hildebrandt
—President and Chief Operating Officer
	2023	816,413	—	1,336,514	838,131	41,083(6)	3,032,140
	2022	583,332	155,000	465,074	294,428	28,880(6)	1,526,713
	2021	525,000	—	225,123	271,258	25,372(6)	1,046,753
Francisco Velasco
—Executive Vice President, Secretary and General Counsel
	2023	675,000	—	723,806	397,882	38,807(7)	1,835,495
	2022	615,000	100,000	628,723	301,788	36,513(7)	1,682,024
	2021	566,500	—	433,132	292,700	25,858(7)	1,318,190
Ana Luisa Bianchi
—Executive Vice President and Chief Marketing Officer
	2023	520,000	—	373,606	306,516	27,693(8)	1,227,815
Nicolas Maslowski(9)
—Former Executive Vice President
	2023	475,000	—	—	279,991	545,811(10)	1,300,802
(1)

Represents the aggregate grant date fair value of the restricted stock awards and performance stock units granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”).

(2)	Upon Ms. Bahrambeygui’s resignation as CEO in February 2023, Mr. Price became Interim Chief Executive Officer. Mr. Price has declined to receive compensation for his services.
(3)	Ms. Bahrambeygui resigned effective February 3, 2023.

38	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

(4)

For fiscal year 2023, includes separation payments of $1,500,000, a vacation payout of $173,076, dividend payments of $28,922 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $11,942. For fiscal year 2022, includes dividend payments of $121,003 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $18,300. For fiscal year 2021, includes dividend payments of $58,024 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $17,400.

(5)

For fiscal year 2023, includes dividend payments of $16,182 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $19,800. For fiscal year 2022, includes dividend payments of $13,185 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $18,300. For fiscal year 2021, includes dividend payments of $8,668 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $17,380.

(6)

For fiscal year 2023, includes dividend payments of $20,657 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $19,800. For fiscal year 2022, includes dividend payments of $10,251 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $18,300. For fiscal year 2021, includes dividend payments of $6,873 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $18,275.

(7)

For fiscal year 2023, includes dividend payments of $18,204 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $19,388. For fiscal year 2022, includes dividend payments of $17,079 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $18,782. For fiscal year 2021, includes dividend payments of $8,894 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $16,321.

(8)

For fiscal year 2023, includes dividend payments of $9,631 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $17,533.

(9)	Mr. Maslowski resigned by mutual agreement effective June 15, 2023.
(10)

For fiscal year 2023, includes severance payments of $450,000, a vacation payout of $62,527, dividend payments of $11,642 on unvested restricted stock awards and unvested performance share awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $21,100.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	39

Executive and Director Compensation (continued)

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended August 31, 2023 to the Named Executive Officers.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date Fair Value Stock and Option ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares
Robert E. Price
		$—	$—	$—	—	—	—	—	$—
Sherry Bahrambeygui
		N/A	1,125,000(3)	1,125,000
		281,250	1,125,000(4)	N/A
	9/30/2022(5)	—	—	—	—	31,495	34,495	—	2,023,477
	9/30/2022(6)	—	—	—	—	—	—	68,989	4,046,895
	2/3/2023(7)	—	—	—	—	—	—	2,234	167,550
Michael L. McCleary
		N/A	52,000(3)	52,000
		52,000	208,000(4)	N/A
	9/30/2022(5)		—		—	3,635	3,635		213,229
	9/30/2022(6)		—		—	—	—	7,271	426,517
John Hildebrandt
		N/A	113,750(3)	113,750
		113,750	455,000(4)	N/A
	9/30/2022(5)		—	—	—	4,246	4,246	—	249,070
	9/30/2022(6)		—	—	—	—	—	8,491	498,082
	1/31/2023(5)		—	—	—	2,709	2,709	—	196,430
	1/31/2023(6)		—	—	—	—	—	5,419	392,932
Francisco Velasco
		N/A	54,000(3)	54,000
		54,000	216,000(4)	N/A
	9/30/2022(5)		—		—	4,113	4,113	—	241,269
	9/30/2022(6)		—		—	—	—	8,226	482,537
Ana Luisa Bianchi
		N/A	41,600(3)	41,600
		41,600	166,400(4)	N/A
	9/30/2022(5)				—	2,123	2,123	—	124,535
	9/30/2022(6)				—	—	—	4,246	249,070
Nicolas Maslowski
	9/30/2022(5)					5,307	5,307	—	311,309
	9/30/2022(6)					—	—	10,614	622,617
(1)

The amounts in the columns under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” represent our named executive officers’ threshold and target annual cash incentive awards for fiscal year 2023 for (i) individual performance and (ii) corporate performance up to target pursuant to the 2023 bonus plan. In accordance with Instruction 2 to Item 402(d) of Regulation S-K, we estimated the amounts the named executive officers would receive for fiscal year 2023 for corporate over-achievement performance assuming the previous fiscal year’s performance. Because fiscal year 2022 Adjusted Operating Income of $178.6 million was less than the over-achievement threshold of $189.0 million, the amounts that would be shown for each officer would be de minimis. As a result, we have not included a “threshold” amount for the annual incentive based on over-achievement performance in the table. The annual cash incentive awards are further described in the “Elements of Compensation” section of the “Compensation Discussion and Analysis.” For fiscal year 2023, we achieved growth in Adjusted Total Revenues of 8.59% and growth in Net Merchandise Sales (Constant Currency) of 8.32% and achieved Adjusted Operating Income of $205.1 million, all of which were

40	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

greater than the performance levels required for payment 100% of the portion of each executive officer’s annual cash incentive award based on corporate performance. In the case of annual cash incentive award opportunities above target levels, the Chief Executive Officer and certain other executives shared an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the threshold of $189.0 million. Adjusted Operating Income for fiscal year 2023 was $205.1 million, resulting in a pool of $2.4 million, payable in cash. Of this amount, $1.2 million was allocable to former executives not eligible to receive over-achievement compensation and therefore was not paid. The balance of $1.2 million was allocated among the remaining members of the ATF team based on their respective target annual cash incentive awards established at the beginning of the fiscal year.
(2)

Represents the aggregate grant date fair value of the restricted stock awards and performance stock units granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”).

(3)

Represents portion of annual cash incentive where payment is based on achievement of individual performance factors. Such payments are not subject to a threshold but are subject to a maximum equal to the target amount.

(4)

Represents portion of annual cash incentive where payment is based on achievement of corporate performance factors. Such payments are subject to a threshold equal to 25% of the target amount but are not subject to a maximum.

(5)

Award of performance stock units subject to vesting upon the Company’s achievement of revenue or operating income targets specified by the Compensation Committee for fiscal year 2023. For fiscal year 2023, the Compensation Committee used the same corporate performance criteria for PSUs at target levels for all executive officers as it did for cash bonuses for executive officers. As noted above, for fiscal year 2023, we achieved growth in Adjusted Total Revenues of 8.59% and growth in Net Merchandise Sales (Constant Currency) of 8.32% and achieved Adjusted Operating Income of $205.1 million, all of which were greater than the performance levels required for satisfaction of the performance criteria for 100% of each executive officer’s PSUs.

(6)	Award of restricted stock with time-based vesting.
(7)	Ms. Bahrambeygui received an award of restricted stock units with respect to her service as a non-employee director following her resignation as Chief Executive Officer.

Employment Contracts

President

In connection with his promotion to President and Chief Operating Officer, the Compensation Committee approved increased compensation for John Hildebrandt, beginning December 9, 2022. Under his increased compensation, Mr. Hildebrandt’s salary increased to $850,000 per year, with a target annual cash incentive award of $638,000 and an annual equity incentive award equal to $1.5 million. On March 22, 2023, the Company entered into an Amended and Restated Employment Agreement with Mr. Hildebrandt reflecting the economic terms previously approved by the Compensation Committee. The Amended and Restated Employment Agreement will automatically renew each year unless either the Company or Mr. Hildebrandt provides at least 60 days’ notice that the Company or executive, as the case may be, wishes to terminate the agreement. The Amended and Restated Employment Agreement specifies that the base salary reflected therein may be increased, but not decreased, at the Company’s discretion. The Amended and Restated Employment Agreement states that Mr. Hildebrandt is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.

In addition to termination at the end of the term if one party elects to terminate the agreement, Mr. Hildebrandt may terminate his employment on 60 days’ prior written notice. The Company may terminate Mr. Hildebrandt’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates Mr. Hildebrandt’s employment without “cause”; (ii) Mr. Hildebrandt’s employment terminates due to his “disability”; (iii) Mr. Hildebrandt terminates his employment for “good reason”; or (iv) the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to Mr. Hildebrandt providing a release to the Company, Mr. Hildebrandt will be entitled to:

•	payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months,

•	continued contribution of the premium cost for Mr. Hildebrandt’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	41

Executive and Director Compensation (continued)

•	payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid), and

•

solely in the case of a termination of Mr. Hildebrandt’s employment by the Company without “cause” at a time when Robert Price is not serving as the Company’s Chief Executive Officer, all equity awards granted to Mr. Hildebrandt will, to the extent then unvested, vest in accordance with the following: (a) 100% of all service-based equity awards will vest as of the termination date; and (b) the service component of vesting of performance-based equity awards shall be deemed satisfied such that, subject to the determination of the Compensation Committee that the performance criteria for such equity awards have been satisfied, all performance-based awards shall vest at the applicable level of vesting achieved pursuant to the terms of such equity awards based on the Company’s performance upon the later of (i) the termination date and (ii) the date on which the Compensation Committee determines that such performance criteria have been met.

Upon Mr. Hildebrandt’s death, Mr. Hildebrandt’s estate will be entitled to receive continued contribution of the premium cost for Mr. Hildebrandt’s eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for any year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

The Amended and Restated Employment Agreement also contains confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.

Other Executive Officers

The Company also has entered into employment agreements with each of its other executive officers that automatically renew each year unless either the Company or the executive provides at least 60 days’ notice that the Company or executive, as the case may be, wishes to terminate the agreement. Each employment agreement with our executive officers specifies the base salary in effect at the time the agreement was entered into and provides that the amount may be increased, but not decreased, at the Company’s discretion. The employment agreements state that the executive is eligible to participate in the Company’s bonus plan in effect at the time and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.

In addition to termination at the end of the term if one party elects to terminate the agreement, the executive may terminate his or her employment on 60 days’ prior written notice. The Company may terminate the executive’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates an executive’s employment without “cause”; (ii) upon termination due to an executive’s “disability”; (iii) the executive terminates his or her employment for “good reason”; or (iv) the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to the executive providing a release to the Company, the executive will be entitled to:

•	payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months,

•	continued contribution of the premium cost for the executive’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,

•	payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid).

Upon an executive’s death, the executive’s estate will be entitled to receive continued contribution of the premium cost for executive’s eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued

42	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

but any unpaid bonus for any year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

The employment agreements also contain confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.

Equity Incentive Plan

Under the 2013 Equity Incentive Award Plan of PriceSmart, Inc., as amended (the “2013 Plan”), as of November 30, 2023, there were 618,182 shares of Common Stock subject to outstanding unvested restricted stock awards, 109,831 shares subject to outstanding restricted stock units, and 21,641 shares subject to outstanding performance stock units, and 718,236 shares of Common Stock were available for future grants.

The 2013 Plan provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof.

The 2013 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2013 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to prior achievement of vesting criteria in the case of performance stock units. In addition to the foregoing, in the event of termination of a plan participant’s service as a result of death or “disability,” any equity awards granted to such participant will, to the extent then unvested, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to prior achievement of vesting criteria in the case of performance stock units.

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of the Internal Revenue Code of 1986, as amended, covering all employees, as defined in the retirement plan. Each year, participants may contribute up to 100% per pay period of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by the Internal Revenue Code of 1986, as amended. Participants also may contribute amounts representing distributions from other qualified plans. Effective January 1, 2011, the Plan was amended to replace the Company match with a discretionary contribution of 4% of the employee’s eligible compensation up to the IRS maximum allowed to all employees regardless of their own salary deferrals. Effective January 1, 2016, the Company began providing up to a 2% matching contribution to non-officer employees who contribute at least 1% of their eligible pay, and during fiscal year 2019 expanded the 2% matching contribution to officers who contribute at least 1% of their eligible pay. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended. All participants in the retirement plan are immediately vested in their accounts and earnings thereon.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	43

Executive and Director Compensation (continued)

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at August 31, 2023 with respect to the Named Executive Officers.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(2)
Robert E. Price
		—	$—	—	$—
Sherry Bahrambeygui
	9/30/2022	—	—	14,648	1,164,223
	2/3/2023	2,234	177,558	—	—
Michael L. McCleary
	10/12/2020	—	—	679	53,967
	9/29/2021	1,747	138,852	2,240	178,035
	9/30/2022	4,847	385,240	3,635	288,910
John Hildebrandt
	10/12/2020	—	—	1,096	87,110
	9/29/2021	1,075	85,441	1,380	109,682
	5/24/2022	230	18,280	294	23,367
	9/30/2022	5,661	449,936	4,246	337,472
	1/31/2023	3,612	287,082	2,709	215,311
Francisco Velasco
	10/12/2020	—	—	1,266	100,622
	9/29/2021	1,747	138,852	2,240	178,035
	9/30/2022	5,484	435,868	4,113	326,901
Ana Luisa Bianchi
	10/12/2020	—	—	705	56,033
	9/29/2021	1,075	85,441	1,074	85,362
	9/30/2022	2,831	225,008	2,123	168,736
Nicolas Maslowski(4)

(1)

Each restricted stock award is subject to certain accelerated vesting upon a change in control, as described under “—Equity Incentive Plans” above. The vesting schedule of shares of restricted stock with service-based vesting requirements, are presented in the table below.

Vesting Date	Robert E. Price	Sherry Bahrambeygui	Michael L. McCleary	John Hildebrandt	Francisco Velasco	Ana Luisa Bianchi
August 29, 2024	—	—	4,171	5,941	4,489	2,490
August 29, 2025	—	—	2,423	4,637	2,742	1,416
October 26, 2023	—	14,648	3,011	4,251	3,757	1,950
October 26, 2024	—	—	2,332	3,155	2,491	1,245
October 26, 2025	—	—	1,211	2,319	1,371	707

(2)	The market value is computed by multiplying the closing market price of the Company’s Common Stock ($79.48) on August 31, 2023 by the number of shares subject to stock award.

44	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

(3)	Awards of performance stock units.
(4)	All of Mr. Maslowski’s unvested equity awards were forfeited upon his resignation prior to fiscal year end.

The following table sets forth certain information with respect to the vesting of shares of restricted stock during the fiscal year ended August 31, 2023 with respect to the Named Executive Officers.

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Robert E. Price	—	$—
Sherry Bahrambeygui	107,621	7,771,320
Michael L. McCleary	8,248	606,449
John Hildebrandt	8,734	669,540
Francisco Velasco	9,109	672,259
Ana Luisa Bianchi	4,284	324,432
Nicolas Maslowski	1,602	101,022

(1)	The value realized upon vesting of a stock award is calculated based on the number of shares vesting multiplied by the fair market value per share of the Common Stock on the vesting date.

Pension Benefits

Other than the Company’s retirement plan, which is described above, the Company does not have any plan that provides for payments or other benefits at, following, or in connection with, retirement for our Named Executive Officers.

Nonqualified Deferred Compensation

The Company does not have any plan that provides for deferred compensation.

Severance and Change in Control Payments

The following table summarizes the potential payments to each Named Executive Officer in two different potential scenarios: (1) a termination of the Named Executive Officer without cause and (2) a change in control without a termination of employment. The table assumes that the termination of employment or change in control occurred on August 31, 2023, the last business day of our last completed fiscal year. For purposes of estimating the value of accelerated vesting of equity awards to be received in the event of a change in control, the Company has assumed a price per share of its Common Stock of $79.48, which represents the

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	45

Executive and Director Compensation (continued)

closing market price of its Common Stock as reported on the Nasdaq Global Select Market on August 31, 2023 (the last trading day of fiscal year 2023).

Name	Severance upon Termination without Cause ($)(1)	Acceleration of Restricted Stock and PSUs upon Change in Control ($)(2)
Robert E. Price	$—	$—
Sherry Bahrambeygui	N/A	N/A
Michael L. McCleary	1,033,146	1,045,003	(3)
John Hildebrandt	1,688,131	1,613,682	(4)
Francisco Velasco	1,072,882	1,180,278	(5)
Ana Luisa Bianchi	826,516	620,580	(6)
Nicolas Maslowski	N/A	N/A

(1)

Under the Named Executive Officer’s employment agreement, in the event of his or her termination other than for cause, death or disability, he or she will be entitled to payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months, plus a bonus for the fiscal year of the Company in which the termination occurs, prorated for the portion of such fiscal year that he or she is employed by the Company. The amount of the bonus, prior to proration, shall be contingent on attainment of the relevant annual bonus plan performance goals for the year.

(2)

Under the terms of our equity incentive award plans, vesting of all restricted stock awards, restricted stock units and performance stock units for which at least one of the performance criteria have been met will accelerate upon a change in control.

(3)

Includes 6,554 performance stock units, valued for purposes of this table at $520,912, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(4)

Includes 9,725 performance stock units, valued for purposes of this table at $772,943, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(5)

Includes 7,619 performance stock units, valued for purposes of this table at $605,558, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(6)

Includes 3,902 performance stock units, valued for purposes of this table at $310,131, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

Director Compensation

Each non-employee director receives an annual retainer of $50,000 per year for serving on the Board of Directors. Mr. Price does not receive compensation for service as Chairman of the Board or as a member of any committee. Mr. Snyder received a pro rated portion of $35,000 for service as Vice Chairman of the Board. The table set forth below describes additional compensation paid to directors for service as chairmen or members of committees.

Committee	Chair	Member
Audit	$45,000	$15,000
Compensation	25,000	10,000
Nominating/Corporate Governance	15,000	5,000
Finance	25,000	10,000
Executive	N/A	5,000
Digital Transformation	50,000	5,000
Environmental and Social Responsibility	15,000	5,000

46	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

Effective February 3, 2023, the Board of Directors granted to each non-employee director an award of restricted stock units under the 2013 Plan, with dividend equivalents thereon, covering a number of shares having a value equal to $145,000. To determine the number of shares covered by the new grants, the Board of Directors divided the dollar value of the award to be granted by the 30-trading-day average of the Company’s stock price prior to the grants. These awards will vest in full on January 30, 2024, subject to the non-employee director’s continued service on the Board of Directors on such vesting date. The vesting of all restricted stock units accelerates automatically upon a change in control.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

The following table sets forth a summary of the compensation we paid or that was earned by our non-employee directors in the fiscal year ended August 31, 2023.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total
Sherry Bahrambeygui	$22,458	$167,550	$2,055	$192,063
Jeffrey Fisher	82,500	167,550	2,055	252.105
Gordon Hanson	65,000	167,550	2,055	234,605
Beatriz V. Infante	116,199	167,550	2,055	285,804
Leon C. Janks	155,000	167,550	2,055	324,605
Patricia Márquez	84,083	167,550	2,055	253,688
Robert Price(4)	—	—	—	—
David R. Snyder	148,801	167,550	2,055	318,406
John D. Thelan	21,626	167,550	2,055	191,231
Edgar Zurcher	57,237	167,550	2,055	255,842
(1)	Represents the aggregate grant date fair value of the restricted stock unit award granted to the director on February 3, 2023 calculated in accordance with ASC 718.
(2)

The aggregate number of restricted stock unit awards outstanding at the end of fiscal year 2023 for each of the directors was as follows: Jeffrey Fisher 2,234; Gordon Hanson, 2,234; Beatriz V. Infante, 2,234; Leon C. Janks, 2,234; Patricia Márquez, 2,234; David R. Snyder 2,234; John P. Thelan, 2,234; and Edgar Zurcher, 2,234.

(3)	Represents the amount paid to the director pursuant to dividend equivalents on such director’s unvested restricted stock units.
(4)	Effective May 1, 2012, Mr. Price declined further compensation for his services as a director.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	47

Executive and Director Compensation (continued)

Risk Assessment

Management assessed the Company’s compensation program for the purpose of reviewing and considering any risks presented by the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual cash incentive awards and long-term equity compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to the Company.

Management also noted that we have adopted stock ownership guidelines for our executives and non-employee directors and that we increased the required stock ownership in October 2023. Management believes the adoption of such guidelines further aligns the interests of our executive officers and our Board of Directors with those of our stockholders. Management also noted that the Company’s Compensation Recoupment (Clawback) Policy requires recoupment of incentive-based compensation paid to current and former executive officers when that compensation is based upon achievement of financial results that later require an accounting restatement. The policy also provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers in instances of material violations of law or a written Company policy by an executive officer or by a subordinate employee if the executive failed to supervise the subordinate, if the misconduct caused significant financial or reputational harm to the Company.

Following the assessment, management determined that the Company’s compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company and reported the results of the assessment to the Compensation Committee.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our employees and the annual total compensation of our former Chief Executive Officer and Interim Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal year 2023, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our current Chief Executive Officer) was $11,660;

•

the annualized total compensation of our former Chief Executive Officer using base salary, target bonus and the grant date fair value of stock awards made in September 2022 for fiscal year 2023 was $9,370,372; and

•	our Interim Chief Executive Officer has declined to receive compensation for his services.

Based on this information, for fiscal year 2023, the ratio of the annualized total compensation of our former Chief Executive Officer to the median of the annual total compensation of all employees is estimated to be 804 to 1. The ratio in the case of our Interim Chief Executive Officer is not meaningful because he does not receive any compensation for his services.

48	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

To identify the median of the annual total compensation of all our employees and determine the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, we took the following steps:

1.	We identified the median employee using our employee population on August 31, 2021, the last day of fiscal year 2021. This population consisted of full-time employees and part-time employees.

2.

To identify the “median employee” from our employee population, we first determined the amount of each employee’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal year 2021. We then identified our median employee from our employee population using this compensation measure, which was consistently applied to all our employees included in the calculation.

3.

Our median employee was a full-time cashier in one of our Costa Rica warehouse clubs. Absent significant changes in our employee population or compensation arrangements, SEC rules generally permit utilization of the same median employee for three years for purposes of the pay ratio analysis. However, the median identified employee in 2021 is no longer employed by the Company. As such, the rules permit us to replace the median employee with an employee whose compensation is substantially similar to that of the initially identified median employee in 2021. For our analysis in 2022, we chose a full-time cashier as of August 31, 2022 whose compensation was substantially similar to that of the median-identified employee in 2021. We combined all of the elements of our new median employee’s compensation for fiscal year 2023, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $11,660.

4.

With respect to the annual total compensation of our former Chief Executive Officer who resigned effective February 3, 2023, we annualized her compensation using base salary, target bonus and the grant date fair value of stock awards made in September 2022 for fiscal year 2023. The amount reported in the “Total” column of our Summary Compensation Table for fiscal year 2023 for our former Chief Executive Officer is $8,565,042, which includes payments in connection with her separation.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	49

Pay Versus Performance

As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s core compensation objectives, refer to the “
Compensation Discussion and Analysis
” above.

							Value of Initial Fixed $100 Investment Based On:

Fiscal Year	Summary Compensation Table Total for PEO ($) (1)		Compensation Actually Paid to PEO ($) (2)		Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)	Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (6)	Net Income ($) (7) (in thousands)	Adjusted Operating Income ($) (8) (in thousands)

(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)

	Robert Price	Sherry Bahrambeygui	Robert Price	Sherry Bahrambeygui
2023	$—	$ 8,595,042	$ —	$5,356,031	$1,821,651	$1,994,184	$125	$103	$109,205	$205,128
2022	N/A	10,182,186	N/A	7,318,252	1,634,296	1,282,071	98	90	104,553	178,592
2021	N/A	7,550,113	N/A	9,430,543	1,260,906	1,631,591	130	113	98,159	151,678
(1)
During fiscal year 2023, Mr. Price and Ms. Bahrambeygui each served for a period of time as our Chief Executive Officer, as further described above under the heading “Compensation Discussion and Analysis,” and Ms. Bahrambeygui was our Chief Executive Officer for fiscal years 2022 and 2021. The dollar amounts reported in column (b) are the amounts of total compensation reported in the “Total” column of the “Summary Compensation Table” for Mr. Price and Ms. Bahrambeygui for the corresponding years in which each served as our Chief Executive Officer.

(2)
The dollar amounts reported in column (c) represent the amounts of “compensation actually paid” to Mr. Price and Ms. Bahrambeygui, as computed in accordance with Item 402(v) of Regulation
S-K,
for the fiscal years in which each served as our Chief Executive Officer. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Bahrambeygui during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the Summary Compensation Table total compensation for each year to determine the compensation actually paid for the relevant fiscal year:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Compensation Actually Paid to PEO ($)
Mr. Price
2023	$—	$—	$—	$ —
Ms. Bahrambeygui
2023	8,595,042	(6,237,921)	2,998,910	5,356,031
2022	10,182,186	(6,286,988)	3,423,054	7,318,252
2021	7,550,113	(3,576,958)	5,457,388	9,430,543

(a)	The grant date fair value of equity awards represents the total amounts reported in the “Stock Awards” and “Option Awards” column of the “Summary Compensation Table” for the applicable year.

50	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Pay Versus Performance (continued)

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for equity awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The Company did not (i) grant any equity awards that were granted and vested in the same year or (ii) pay any dividends or other earnings on equity awards that are not otherwise reflected in the fair value of the equity award. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year-end Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year- Over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
Price, Robert
2023	$—	$—	$—	$—	$—	$—	$—
Bahrambeygui, Sherry
2023	2,919,221	—	2,471,250	(448,033)	(1,943,528)	—	2,998,910
2022	3,868,201	(503,048)	1,127,973	(476,450)	(593,624)	—	3,423,054
2021	3,180,659	432,177	1,210,595	(633,958)	—	—	5,457,388

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding our Chief Executive Officers) in the “Total” column of the “Summary Compensation Table” in each applicable year. The names of the NEOs (excluding our Chief Executive Officers) included for purposes of calculating the average amounts for each applicable year are as follows: (i) for 2023, Michael L. McCleary, John D. Hildebrandt, Francisco Velasco, Ana Luisa Bianchi and Nicolas Maslowski; (ii) for 2022, Mr. McCleary, Mr. Hildebrandt, Mr. Velasco, Juan Ignacio Biehl and William J. Naylon; and (iii) for 2021, Mr. McCleary, Mr. Naylon, Mr. Velasco and Mr. Hildebrandt.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our Chief Executive Officers), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our Chief Executive Officers) during the applicable year and were not considered by the Compensation Committee at the time it made decisions with respect to the compensation of the NEOs. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding our Chief Executive Officers) for each fiscal year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($) (a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	$1,821,651	$(614,734)	$787,266	$1,994,184
2022	1,634,296	(586,315)	234,091	1,282,071
2021	1,260,906	(368,831)	739,516	1,631,591

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	51

Pay Versus Performance (continued)

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

	Year-end Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year- Over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	$624,093	$44,866	$178,658	$33,492	$(93,842)	$—	$787,266
2022	295,066	(61,519)	105,339	(104,796)	—	—	234,091
2021	342,290	159,235	110,223	127,768	—	—	739,516
(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: the S&P 500 Consumer Discretionary Distribution & Retail Index over the same period.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
“Adjusted Operating Income” is measured as reported Operating Income adjusted for items that are not the result of our normal operations. For fiscal year 2023, the Compensation Committee approved add backs for the impact of separation costs associated with our Chief Executive Officer departure, less savings associated with our Interim CEO’s choosing to decline to receive compensation for his services; the write-off
of certain VAT receivables following unfavorable court rulings; $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023 and $660,000 of a receivable written-off
in connection with the settlement in the third quarter of fiscal year 2023 of a claim for indemnification from the buyer of the Aeropost business; a $5.1 million adjustment representing 50% of impairment and closure costs and other unbudgeted losses associated with our Trinidad sustainable packaging plant; and a $9.2 million charge to settle minimum tax litigation in one of our markets. While the Company uses various financial and non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted Operating Income is the financial performance measure that, in the Company’s and the Compensation Committee’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. Reconciliation and further information for Adjusted Operating Income can be found on Appendix A.

Financial Performance Measure
As described in greater detail in the “
Compensation Discussion and Analysis
,” the Company’s executive compensation program reflects a mix of objective financial performance measures that seek to align the interests of the stockholders and executives. These measures include:

•	Adjusted Operating Income

•	Adjusted Total Revenues

•	Net Merchandise Sales—Constant Currency
Please see the “
Compensation Discussion and Analysis
” for a further description of these metrics and how they are used in the Company’s executive compensation program, including the Annual Cash Incentive Plan and Performance Stock Units.

52	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Pay Versus Performance (continued)

Analysis of the Information Presented in the Pay versus Performance Table
As noted above, the Company’s executive compensation program reflects a mix of objective financial performance measures. As a result, the Company’s financial performance measures will not specifically align with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Cumulative TSR; Cumulative TSR of the Company and the S&P 500 Consumer Discretionary Distribution & Retail Index
The following graph sets forth the relationship between the compensation actually paid to Mr. Price, Ms. Bahrambeygui, the average amount of compensation actually paid to our other NEOs, the Company’s cumulative TSR over the three most recently completed fiscal years and the TSR of the S&P 500 Consumer Discretionary Distribution & Retail Index over the same period.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	53

Pay Versus Performance (continued)

Compensation Actually Paid and Net Income
The following graph sets forth the relationship between the compensation actually paid to Mr. Price, Ms. Bahrambeygui, the average amount of compensation actually paid to our other NEOs, the average amount of compensation actually paid to our other NEOs, and the Company’s net income over the three most recently completed fiscal years.

Compensation Actually Paid and Adjusted Operating Income
The following graph sets forth the relationship between compensation actually paid to Mr. Price, Ms. Bahrambeygui, the average amount of compensation actually paid to our other NEOs, the average amount of compensation actually paid to our other NEOs, and our Adjusted Operating Income during the three most recently completed fiscal years.

54	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Equity Compensation Plan Information

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise or vesting of outstanding options, restricted stock units, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at August 31, 2023. For more information regarding the Company’s equity compensation plans, please see “Compensation Discussion and Analysis—Equity Incentive Plans” above.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
Options	—	N/A	—	(1)
Restricted stock, RSUs and PSUs	342,741	N/A	1,152,044
Equity compensation plans not approved by security holders	—	—	—

Total	342,741	N/A	1,152,044
(1)

Although the Company does not currently award options, the shares available for future issuance under the Company’s 2013 Equity Incentive Award Plan could be awarded as options, restricted stock, restricted stock units or other forms of equity incentive awards specified in the plan.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	55

Certain Transactions

Review and Approval of Related-Party Transactions

As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related-party transactions for which such approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related-party transaction, the Audit Committee may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Related Party Transactions

Relationships with Edgar Zurcher: Mr. Zurcher is also a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $718,000 in rental income for this space during fiscal year 2023. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica S.A. The Company paid approximately $1.9 million for products purchased from this entity for fiscal year 2023.

Relationships with Price Family Charitable Organizations: During fiscal year 2023, the Company sold approximately $1.0 million of supplies to Price Philanthropies Foundation. Robert Price, Chairman of the Company’s Board of Directors and Interim Chief Executive Officer of the Company, is the Chairman of the Board and President of the Price Philanthropies Foundation. Sherry S. Bahrambeygui, a director of the Company, serves as an independent director of the Board of the Price Philanthropies Foundation. Jeffrey R. Fisher, a director of the Company, serves as the Chief Financial Officer and as a director of the Board of the Price Philanthropies Foundation. David N. Price, a director and the Executive Vice President and Chief Transformation Officer of the Company, serves as a Vice President and a Vice Chair of the Board of the Price Philanthropies Foundation.

56	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Proposal 2   Approval of the Compensation of the Named Executive Officers

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2011, or the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors.

Although the vote is non-binding, our Compensation Committee and Board of Directors appreciate the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to achieve growth in stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “For” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	57

Proposal 3   Frequency of Stockholder Vote on Executive Compensation

Under the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A (a)(2) of the Securities Exchange Act of 1934, as amended (and as described in Proposal 2 of this Proxy Statement), should occur every one, two or three years. Under the rules issued by the Securities and Exchange Commission, stockholders also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors. The Securities and Exchange Commission requires a vote on the frequency of the “say on pay” vote at least every six years. At the 2012 Annual Meeting of Stockholders, the Company’s stockholders voted to require a “say on pay” vote every three years, which was in accordance with the recommendation of the Board of Directors at that time; however, since 2012, we have received feedback from stockholders asking that we hold the “say on pay” vote each year, which the Board of Directors is now recommending.

Although the vote is non-binding, our Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Our Board of Directors has determined that an advisory stockholder vote on executive compensation every year is the best approach for the Company and its stockholders for a number of reasons:

•	Although our executive compensation program is designed to promote a long-term connection between pay and performance, our public disclosures on executive compensation are made annually.

•

Our Board of Directors has considered that an advisory vote on named executive officer compensation annually will allow stockholders to provide more immediate feedback on the Company’s compensation philosophy, objectives and practices as disclosed in the Company’s annual proxy statement.

•	The market trend is that annual “say-on-pay” votes are held every year.

As discussed in our Compensation Discussion and Analysis section, our executive compensation program consists of a variety of objectives that include linking compensation to performance over time and aligning the interests of our executive officers and our long-term stockholders. Accordingly, an annual advisory vote is appropriate to judge the effectiveness of our compensation program on motivating performance of our executives and retaining them.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR EVERY YEAR regarding the frequency of the stockholder vote to approve the compensation of the named executive officers as required by Section 14A (a)(2) of the Securities Exchange Act of 1934, as amended. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy. Please note: stockholders are not voting to approve or disapprove our Board of Directors’ recommendation regarding this Proposal.

58	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Proposal 4   To Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the limitation of liability of officers of the Company as permitted pursuant to recent amendment to the General Corporation Laws of Delaware

Background

Our Amended and Restated Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the General Corporation Laws of Delaware (“DGCL”). Effective August 1, 2022, the State of Delaware amended Section 102(b)(7) of the DGCL to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the duty of care in certain actions. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation from monetary liability for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. Furthermore, the limitation on liability would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

Under the amendment of Section 102(b)(7), the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation’s public filings with the United States Securities and Exchange Commission because such person is or was one of the most highly compensated executive officers of the corporation, or (iii) has consented to services of process in Delaware by written agreement.

Reasons for the Proposed Amendment

The Board of Directors believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting or continuing membership on corporate boards and prospective or current officers from serving corporations. The Company expects its peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation. As a result, failing to adopt the amendment could impact our recruitment and retention of exceptional officer candidates who might conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

In addition, the nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests.

Taking into account the narrow class and type of claims that such officers would be exculpated from liability for, the limited number of officers that would be covered by the amendments, and the benefits the Board believed would accrue to the corporation from providing such exculpation, including, without limitation, the ability to attract and retain key Company officers and the potential to reduce litigation costs associated with frivolous lawsuits, the Board of Directors determined that it is advisable and in the best interests of the Company and our stockholders to amend Article Ninth of our Amended and Restated Certificate of Incorporation.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	59

Proposal 4   To Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the limitation of liability of officers of the Company as permitted pursuant to recent amendment to the General Corporation Laws of Delaware (continued)

Proposed Article Ninth would provide as follows:

“NINTH: To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth shall not adversely affect any right or protection of a director or officer of the corporation in respect of any breach of fiduciary duty occurring in whole or in part prior to such amendment or repeal.”

Effect of the Proposed Amendment

Other than the replacement of the existing Article Ninth by the proposed Article Ninth, the remainder of the Amended and Restated Certificate of Incorporation, as amended, will remain unchanged. If the amendment is approved by the stockholders, the amendment will become effective upon filing of the Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which the Company anticipates filing promptly following the annual meeting. The complete text of the proposed amendment is set forth in Appendix B to this proxy statement.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval of an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company for damages due to breach of the fiduciary duty of care. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

60	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Proposal 5   Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by the stockholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected Ernst & Young LLP (“EY”) to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 31, 2023. EY has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 31, 2023. EY has served the Company as independent auditors since the Company’s spin-off from Price Enterprises, Inc. in 1997. Representatives of EY are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment of EY to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board of Directors has selected EY to serve as the Company’s independent registered public accounting firm for the 2024 fiscal year, subject to the Company and EY agreeing on a mutually acceptable engagement letter. Representatives of EY are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and non-audit fees. The aggregate fees billed to the Company by EY, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows (in thousands):

	2023	2022
Audit Fees(1)	$2,308	$2,107
Audit-Related Fees	—	—
Tax Fees(2)	34	38
All Other Fees(3)	35	9

Total	$2,377	$2,154
(1)	Audit Fees consist of fees for professional services performed by EY for the audit of the Company’s annual financial statements and review of quarterly financial statements.
(2)	Tax Fees consist of fees for professional services performed by EY with respect to tax compliance, tax advice and tax planning.
(3)	All Other Fees consist of license fees for a software tool provided by EY.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the pre-approval requirements became effective, all permissible non-audit services provided by the Company’s independent registered public accounting firm have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	61

Proposal 5   Ratification of Selection of Independent Registered Public Accounting Firm (continued)

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the ratification of the selection of EY as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

62	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

General

Delinquent Section 16(a) Reports

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. As a matter of practice, members of our staff and outside counsel assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except that each of our executive officers did not timely report on Form 4 one award of performance stock units upon the determination that performance criteria had been satisfied and Robert Price did not timely report a transfer from one trust in which he has beneficial ownership to another trust in which he has beneficial ownership.

Stockholder Proposals and Director Nominations

To be timely, notice of a stockholder proposal or director nomination must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Company located at 9740 Scranton Rd., San Diego, CA 92121 not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to February 1, 2025, the one-year anniversary of the 2024 Annual Meeting; provided, however, that in the event that the next annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Notice of a stockholder proposal (other than a director nomination) must comply with Article II, Section 9 of our Second Amended and Restated Bylaws (the “Bylaws”) and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notice of a stockholder nomination of one or more candidates for director must comply with Article II, Section 10 of the Bylaws. If you wish to solicit proxies in support of director nominees other than the Company’s nominees pursuant your notice also must include the information required by Rule 14a-19(b) under the Exchange Act.

You are advised to review our Bylaws, which set forth the requirements for advance notice of stockholder proposals and director nominations. A copy of our Bylaws is available in the Corporate Governance section of our website at investors.pricesmart.com. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2023 will be mailed to stockholders of record on or about December 19, 2023. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary.

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	63

General (continued)

Householding of Proxy Materials

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “house holding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of house holding by their broker, bank or other intermediary, and have consented to house holding, either affirmatively or implicitly by not objecting to house holding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary or call Investor Relations at (858) 404-8826. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report or proxy statement can request delivery of a single copy of the annual report or proxy statement by contacting their broker, bank or other intermediary, sending a written request to the Company at the address above or calling Investor Relations at the telephone number above.

Other Matters

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the proxies will vote all proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors
Francisco J. Velasco Secretary

Dated: December 19, 2023

64	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Compensation Committee selected growth in Adjusted Total Revenues or Net Merchandise Sales (Constant Currency) and achievement of specified levels of Adjusted Operating Income as alternative performance measures for annual cash incentive awards up to target levels for fiscal 2023 because they believed they represent key indicators of the strength of our operating results and incentivized the participants in our annual cash incentive award program to achieve strong revenue and earnings growth. In the case of performance above target, the Compensation Committee determined that payments under incentive awards should be derived solely from an allocation between the executives and the Company (for the benefit of the Company’s stockholders) of Adjusted Operating Income above the target level so that the relative interests of the executives and the stockholders would be readily apparent. Accordingly, the Compensation Committee determined that the Chief Executive Officer and certain other executives should share an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the targeted level of $189.0 million. “Adjusted Total Revenues” are measured as total revenues and growth in “Net Merchandise Sales (Constant Currency)” means growth in Net Merchandise Sales calculated on a constant currency basis, in each case as adjusted for certain items that we do not consider representative of our underlying operations. As used here, the term “constant-currency basis” refers to the calculation of revenues excluding the impact of foreign currency exchange rate fluctuations. We believe this measure provides a valuable means of evaluating period-to-period Net Merchandise Sales growth before the impact of foreign currency exchange issues that are outside our executive officers’ control. “Adjusted Operating Income” is measured as reported Operating Income adjusted for items that are not the result of our normal operations. For fiscal year 2023, the Compensation Committee approved full or partial add backs for the impact of separation costs associated with our Chief Executive Officer departure, less savings associated with our Interim CEO’s choosing to decline to receive compensation for his services; the write-off of certain VAT receivables following unfavorable court rulings; $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023 and $660,000 of a receivable written-off in connection with the settlement in the third quarter of fiscal year 2023 of a claim for indemnification from the buyer of the Aeropost business; a $5.1 million adjustment representing 50% of impairment and closure costs and other unbudgeted losses associated with our Trinidad sustainable packaging plant; and a $9.2 million charge to settle minimum tax litigation in one of our markets. When calculating the amount of Adjusted Operating Income for overachievement purposes, any earned over-achievement annual cash incentives are excluded.

In our audited financial statements for the year ended August 31, 2023, Total revenues is the most directly comparable GAAP financial measure to Adjusted Total Revenues, Net merchandise sales is the most directly comparable GAAP financial measure to Net Merchandise Sales (Constant Currency), and Operating income is the most directly comparable GAAP financial measure to Adjusted Operating Income. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth below. Adjusted Total Revenues, Net Merchandise Sales (Constant Currency) and Adjusted Operating Income should not be considered as substitutes for total revenues and operating income as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

NON-GAAP RECONCILIATION — ADJUSTED TOTAL REVENUES

(Unaudited; USD in Thousands)

	12 Months Ended

	Aug. 31, 2023	Aug. 31, 2022
Total revenues	$4,411,842	$4,066,093
Adjustments:
Aeropost non-merchandise revenue		(3,307)
Adjusted Total Revenues	4,411,842	4,062,786
Growth $	349,056	N/A
Growth%	8.59%	N/A

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	A-1

Appendix A (continued)

NON-GAAP RECONCILIATION — NET MERCHANDISE SALES (CONSTANT CURRENCY)

(Unaudited; USD in Thousands)

	12 Months Ended

	Aug. 31, 2023	Aug. 31, 2022
Net merchandise sales	$4,300,706	$3,944,817
Adjustments:	(27,628)	N/A
Net Merchandise Sales (Constant Currency)	4,273,078	3,944,817
Growth $	328,261
Growth%	8.32%

NON-GAAP RECONCILIATION — ADJUSTED OPERATING INCOME

(Unaudited; USD in Thousands)

	12 Months Ended

	Aug. 31, 2023	Aug. 31, 2022
Operating income	$184,516	$167,066
Adjustments:
Separation costs associated with CEO departure less savings associated with interim-CEO compensation	500	—
Separation costs of key executives, less equity forfeitures	(714)	1,205
VAT receivable write-off	2,309	—
Asset impairment, closure and other related costs	5,145	—
Aeropost-related costs	2,786	2,858
Earned over-achievement bonus expense	1,333	1,222
Discretionary bonus	—	1,575
Minimum tax settlement	9,253	—
Q3/Q4 markdown & margin compression	—	4,667
Adjusted Operating Income	205,128	178,592

A-2	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Appendix B

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF PRICESMART, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of PriceSmart, Inc., is effective as of February 1, 2024.

1. Article NINTH of the Amendment and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“NINTH: To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth shall not adversely affect any right or protection of a director or officer of the corporation in respect of any breach of fiduciary duty occurring in whole or in part prior to such amendment or repeal.”

2. That pursuant to resolutions of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

3. That the aforesaid amendment has been duly adopted in accordance with the applicable provisions of Sections 242 and 222 of the Delaware General Corporation Law.

[Signature page follows]

PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	B-1

Appendix B (continued)

IN WITNESS WHEREOF, the Executive Vice President, General Counsel and Secretary of PriceSmart, Inc. has duly executed this Amendment to be effective as of February 1, 2024.

PRICESMART, INC.

By:
Name:	Francisco Velasco
Title:	Executive Vice President, General Counsel and Secretary

[Certificate of Amendment to Amended and Restated Certificate of Incorporation]

B-2	PriceSmart, Inc. Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

PRICEMART, INC. 9740 SCRANTON ROAD SAN DIEGO, CA 92121-1745 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PSMT2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V26423-P01027 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PRICESMART, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Sherry S. Bahrambeygui 07) David N. Price 02) Jeffrey Fisher 08) Robert E. Price 03) Gordon H. Hanson 09) David R. Snyder 04) Beatriz V. Infante 10) John D. Thelan 05) Leon C. Janks 11) Edgar Zurcher 06) Patricia Márquez The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2023. The Board of Directors recommends that you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 3. To recommend, by non-binding vote, the frequency of executive compensation vote. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 4. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the limitation of liability of officers of the Company as permitted pursuant to a recent amendment to the General Corporation Laws of Delaware. 5. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2024. NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V26424-P01027 PRICESMART, INC. Annual Meeting of Stockholders February 1, 2024 8:30 AM CST This proxy is solicited by the Board of Directors The undersigned stockholder(s) of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints John D. Hildebrandt and Michael L. McCleary, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Thursday, February 1, 2024 at 8:30 AM CST via live audio webcast at www.virtualshareholdermeeting.com/PSMT2024, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting. This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the nominees for directors listed in Proposal 1, “FOR” Proposal 2, for “1 YEAR” in Proposal 3, “FOR” Proposal 4 and “FOR” Proposal 5. Continued and to be signed on reverse side